UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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L.B. FOSTER COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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L.B. FOSTER COMPANY 415 Holiday Drive, Suite 100 Pittsburgh, Pennsylvania 15220
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 2, 2022
To Our Shareholders:
L.B. Foster Company (the “Company”) will hold its Annual Meeting of Shareholders in a virtual-only format on Thursday, June 2, 2022, at 8:30 AM, Eastern Daylight Time (the “Annual Meeting” or the “Meeting”). You will not be able to attend the Meeting in person. We believe that hosting a virtual Annual Meeting enables greater shareholder attendance and participation from any location around the world, improves meeting efficiency and our ability to communicate effectively with our shareholders, and reduces the cost and environmental impact of the Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/FSTR2022 you must enter the control number found on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials (the “Notice”) you previously received. Once admitted to the Meeting, you may vote during the Annual Meeting, submit questions, and view the list of shareholders entitled to vote by following the instructions available on the Meeting website. The Meeting will be held for the purposes of:
1.	Election of a board of nine directors for one-year terms;
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022;
3.	Advisory approval of the compensation paid to the Company’s named executive officers in 2021; and
4.	Approval of the L.B. Foster Company 2022 Equity and Incentive Compensation Plan.
Shareholders will also be asked to consider and act upon such other business that properly comes before the Annual Meeting.
Shareholders are cordially invited to attend the Annual Meeting. Only holders of record of Company common stock at the close of business on March 31, 2022 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.
U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to their shareholders over the Internet. This process expedites shareholder receipt of proxy materials and lowers the cost of our Annual Meeting. On or about April 21, 2022, we mailed to our shareholders a Notice containing instructions on how to access our 2022 Proxy Statement and 2021 Annual Report and how to cast your vote. The Notice also includes instructions on how to receive a paper copy of the Annual Meeting materials.
Your vote is important. Whether you plan to attend the Annual Meeting or not, we hope you will vote your shares as soon as possible. Please sign, date, and return your proxy card or voting instruction form or vote by telephone or via the Internet; instructions are included on the Notice, proxy card, and voting instruction form.
Patrick J. Guinee
Pittsburgh, Pennsylvania	Senior Vice President, General Counsel and
April 21, 2022	Corporate Secretary

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “strive,” “seek,” “aim,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this Proxy Statement are based on management’s current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy (including related to environmental and social matters), goals (including relating to environmental and social matters), projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The forward-looking statements in this Proxy Statement are made as of the date of this Proxy Statement and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
ii

L.B. FOSTER COMPANY
PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of L.B. Foster Company (the “Company”) to be voted at the June 2, 2022 Annual Meeting of Shareholders and at any adjournment or postponement thereof (the “Annual Meeting” or the “Meeting”). This Proxy Statement, the Notice of Internet Availability of Proxy Materials, the proxy card, and our 2021 Annual Report to Shareholders were each made available to shareholders on the Internet, free of charge, at www.proxyvote.com or mailed on or about April 21, 2022.
At the close of business on March 31, 2022, the record date for entitlement to vote at the Meeting (the “Record Date”), there were 10,889,632 shares of common stock outstanding. Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof. Such shareholders will have one vote for each share held on that date.
The presence, in person or by proxy, of the shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a matter to be acted on at the Annual Meeting will constitute a quorum. Where a shareholder’s proxy or ballot is properly executed and returned but does not provide voting instructions, the shares of such shareholder will nevertheless be counted as being present at the Meeting for the purpose of determining a quorum. Abstentions and “broker non-votes” (as described below) will be counted for purposes of determining a quorum.
If your shares are held in “street name” (i.e. held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares. If a shareholder holds shares beneficially in street name and does not provide the shareholder’s broker with voting instructions, such shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors and executive compensation matters (for purposes of this Proxy Statement, Proposals 1, 3, and 4), although they may vote their clients’ shares on “routine” proposals, such as the ratification of the independent registered public accounting firm (for purposes of this Proxy Statement, Proposal 2). In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.
Directors will be elected by a plurality of the votes cast by the holders of the shares voting in person or represented by proxy at the Meeting. Only votes FOR or AGAINST the election of each director nominee under Proposal 1 count as votes cast. Abstentions and broker non-votes are not considered to be votes cast for each director nominee under Proposal 1. Our common stock does not have cumulative voting rights in the election of directors.
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022. The affirmative vote of a majority of the votes cast by the Company’s shareholders entitled to vote shall ratify this appointment. Only votes FOR or AGAINST this proposal count as votes cast. Abstentions and broker non-votes are not considered to be votes cast on this proposal.
The advisory vote to approve the compensation paid to the Company’s named executive officers in 2021 as reported in this Proxy Statement will be determined by the affirmative vote of a majority of the votes cast by the Company’s shareholders entitled to vote. Only votes FOR or AGAINST this proposal count as votes cast. Abstentions and broker non-votes are not considered to be votes cast on this proposal.
The Company is submitting the L.B. Foster Company 2022 Equity and Incentive Compensation Plan to the shareholders for approval. The affirmative vote of a majority of votes cast by the Company’s shareholders entitled to vote shall approve the L.B. Foster Company 2022 Equity and Incentive Compensation Plan. Only votes FOR or AGAINST this proposal count as votes cast. Abstentions and broker non-votes are not considered to be votes cast on this proposal.

If you are a shareholder of record and your form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of each of the nine director nominees named herein for one-year terms; FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2022; FOR the approval of the compensation paid to the Company’s named executive officers in 2021; and FOR the approval of the L.B. Foster Company 2022 Equity and Incentive Compensation Plan, each as reported in this Proxy Statement. The proxy grants discretionary authority to vote on other matters that properly come before the Annual Meeting (including to adjourn the Meeting) to Raymond T. Betler, Director, and John F. Kasel, President and Chief Executive Officer (“CEO”) of the Company.
The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the Company’s 401(k) plans. If voting instructions representing shares in the Company’s 401(k) plans are received, but no indication is provided as to how those shares are to be voted, the shares will be counted as being present at the Annual Meeting and will count toward achievement of a quorum. If voting instructions as to the shares in the Company’s 401(k) plans are not received, those shares will be voted in the same proportion as shares in the 401(k) plans for which voting instructions were received.
The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, email, or facsimile. The Company has retained Laurel Hill Advisory Group, LLC for the solicitation of proxies and will pay its fee of $7,000.00 plus reasonable out-of-pocket expenses.
If you are a shareholder of record, you may vote your shares of Company common stock by telephone, through the Internet, or by mail in advance of the Annual Meeting. You may also vote your shares electronically at the Meeting. Please see the Notice of Internet Availability of Proxy Materials for instructions on how to access the proxy materials and how to cast your vote.
If you are a beneficial owner of shares held in “street name” through a broker, bank, or other intermediary, you may vote by returning your voting instruction card, or by following the instructions for voting via telephone or the Internet, as provided by the bank, broker, or other intermediary. You may also vote your shares electronically during the Annual Meeting. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.
If you are a participant in the Company’s 401(k) plans, you must vote your shares in advance of the Annual Meeting using one of the methods described above for shareholders of record. Participants in the Company’s 401(k) plans may attend the Annual Meeting but will not be able to vote shares held in such plans electronically online during the Annual Meeting.
The Annual Meeting will be held in a virtual-only format. You will not be able to attend the Meeting in person. We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. To be admitted to the Annual Meeting, please log in to www.virtualshareholdermeeting.com/FSTR2022 where you must enter the control number found on your proxy card, voting instruction form, or Notice of Internet Availability you previously received. Once admitted to the Meeting, you may vote during the Annual Meeting, submit questions, and view the list of shareholders entitled to vote by following the instructions available on the Meeting website. If you have already voted by Internet, phone, or mail prior to accessing the Meeting, you do not need to vote again. Voting online during the Annual Meeting will revoke any prior votes.
The virtual Annual Meeting platform is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they intend to attend the Annual Meeting. Attendees should allow plenty of time to log in prior to the start of the Annual Meeting.
The virtual Annual Meeting format allows shareholders to communicate with us during the Annual Meeting so they can ask questions of our management and Board, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/FSTR2022, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the Annual Meeting will be answered in the Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on the Company’s investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab, as soon as practicable after the Annual Meeting.
Votes submitted via the Internet, by telephone, or by mail must be received by 11:59 PM EDT, on June 1, 2022. If you are a participant in the Company’s 401(k) plans, you must vote your shares two days in advance of the Annual Meeting using one of the methods described above for shareholders of record. Participants in the Company’s 401(k) plans may attend the Annual Meeting but will not be able to vote shares held in such plans electronically online during the Annual Meeting. Submitting your vote via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting virtually. You may change your vote or revoke your proxy at any time by submitting a valid, subsequent vote by telephone or through the Internet, by submitting another properly signed proxy which bears a later date, or voting electronically during the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; you must also vote your shares.
If you encounter any technical difficulties in accessing the virtual Meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/FSTR2022. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
The first proposal item to be voted on is the election of nine directors for one-year terms. The Board of Directors has nominated the following nine people to serve as directors. Messrs. Betler, Jungé, Kasel, Purgason, and Rackoff and Mses. Owen and Rowland are currently serving as directors of the Company. Messrs. Foster and Vizi are also currently serving as directors of the Company, but are not standing for reelection at the Annual Meeting. The Board has nominated Messrs. Kunz and Thompson to the Board as the immediate successors to the positions of Messrs. Foster and Vizi. Each director who is elected will hold office until the next annual meeting and generally until the director’s successor is elected and qualified. Information concerning the nominees is set forth below with brief descriptions of each nominee’s qualifications to serve on the Company’s Board of Directors:
Nominee
Raymond T. Betler
Mr. Betler, age 66, has been a director of the Company since 2020. From 2014 to his retirement in 2019, he was President and Chief Executive Officer of Westinghouse Air Brake Technologies d/b/a Wabtec Corporation (“Wabtec”), which manufactures locomotives and components for locomotives, freight cars, and passenger transit vehicles and provides aftermarket services. At Wabtec, he previously served as President and Chief Operating Officer from 2013 to 2014, as Chief Operating Officer from 2010 to 2013, and as Vice President and Group Executive of the Transit Group from 2008 to 2010. Prior to Wabtec, he worked at Westinghouse Transportation and its predecessors AEG Westinghouse Transportation, ABB Daimler Benz Transportation – Adtranz, Daimler Benz Rail Systems, and Bombardier Transportation, since 1979. Mr. Betler was a Director of CNX Midstream Partners LP from 2017 to 2020), where he served on the audit committee, and he has been a Director of Dollar Bank since 2006, where he serves on the executive, audit, nomination and governance, and compensation Committees.

Qualifications. We believe that Mr. Betler is qualified to serve as a director of the Company because of his public company CEO experience, valuable understanding of the rail, transportation, and energy industries, and experience in compensation and corporate governance matters.

Dirk Jungé
Mr. Jungé, age 73, has been a director of the Company since 2015. He was the Chairman of Pitcairn Company, a private Pitcairn family holding company, and Pitcairn Trust Company, a Pennsylvania state-chartered trust company, from 1991 until his retirement in 2019. Until 2012, he served as Chief Executive Officer of Pitcairn, a recognized global leader in the specialized family office marketplace and has overseen investments in oil and gas and drilling partnerships. Since 2000, he has served as a director of Paramount Resources, Ltd., a public Canadian energy company, with assignments on the corporate governance committee since 2003 and the environmental, health & safety committee since 2011, which he currently chairs. From 2013 to 2019, he served the Board of Directors of Freeman Company, a privately-held company and a leader in face-to-face marketing, where he previously had chaired its compensation committee. Mr. Jungé is also a credentialed Chartered Financial Analyst. Since 2012, he has served as a member of the Aviation Council of Pennsylvania.

Qualifications. We believe that Mr. Jungé is qualified to serve as a director because of his years of business experience, including in public and private enterprises and in the energy sector, as well as his familiarity with strategic planning, risk management, compensation, finance, and governance matters, which enable him to make a valuable contribution to the Board’s business and compliance oversight functions.

John F. Kasel
Mr. Kasel, age 57, was elected as a director of the Company in 2021 when he was appointed President and Chief Executive Officer. He joined the Company in 2003 and served as Vice President – Operations and Manufacturing until 2005, introducing LEAN manufacturing and other advancements which improved operating efficiency and reliability Mr. Kasel most recently served as Senior Vice President and Chief Operating Officer from 2019 to 2021; Senior Vice President – Rail & Construction from 2017 to 2019; Senior Vice President – Rail

Products & Services from 2012 to 2017; and Senior Vice President - Operations and Manufacturing from 2005 to 2012. Prior to joining the Company, Mr. Kasel served as Vice President of Operations for Mammoth, Inc., a Nortek company which produces HVAC systems, from 2000 to 2003.

Qualifications. We believe that Mr. Kasel is qualified to serve as a director because of his detailed knowledge of the Company’s operations, markets, and strategy; deep operational experience including LEAN manufacturing both at the Company and other corporations; and familiarity with the Company’s international presence and M&A transactions.

John E. Kunz
Mr. Kunz, 57, currently serves as Senior Vice President and Chief Financial Officer of PGT Innovations, Inc. a national leader in premium windows and doors, a position he has held since January 2022. Prior to that he served as Senior Vice President and Chief Financial Officer of U.S. Concrete, Inc., a concrete and aggregate products producer serving the construction and building materials industries, from 2017 to 2021. From March 2015 to September 2017, Mr. Kunz served as Vice President and Controller of Tenneco Inc., a global manufacturer of automotive emission control and ride control systems. In that role he served as the company’s principal accounting officer with responsibility for the company’s corporate accounting and financial reporting globally. Prior to that, Mr. Kunz served as Tenneco’s Vice President, Treasurer and Tax, a position he held since July 2006, preceded by his position as Tenneco’s Vice President and Treasurer, which he held from 2004 until 2006. Prior to his employment with Tenneco, Mr. Kunz was the Vice President and Treasurer of Great Lakes Chemical Corporation, a position he held from 2001 until 2004, after holding several finance positions of increasing responsibility at Great Lakes, beginning in 1999. Mr. Kunz has been a director of Wabash National Corporation, a leader of engineered solutions for the transportation, logistics, and distribution industries, since 2011, where he serves as chair of its audit committee, is a member of the finance committee, and previously served as chair of the compensation committee, and he is not standing for reelection to that board in May 2022.

Qualifications. We believe that Mr. Kunz is qualified to serve as a director due to his deep experience with concrete and aggregates products manufacturing serving the building products sector, financial and accounting expertise, and 11 years of public company board experience, including as chair of both an audit committee and a compensation committee. Mr. Kunz brings a strong business and financial perspective to the Board to help drive shareholder value.

Diane B. Owen
Ms. Owen, age 66, was elected as a director of the Company in 2002. From 2014 to 2019, she served as an independent Board member and internal control committee chair of Elliott Group Holdings, a subsidiary of Ebara Corporation, an international company that manufactures and services industrial equipment. She was Senior Vice President – Corporate Audit of H.J. Heinz Company, an international food company, from 2010 until her retirement in 2013 and was Vice President - Corporate Audit of H.J. Heinz Company from 2000 to 2010.

Qualifications. We believe that Ms. Owen is qualified to serve as a director of the Company due to her over 30 years of business experience, particularly in accounting and finance. Ms. Owen plays a critical role as Chairman of the Audit Committee and as the Board’s audit committee financial expert. In addition, Ms. Owen’s extensive global business experience enables her to provide valuable insights to the Company in its international business interests and issues.

Robert S. Purgason
Mr. Purgason, age 66, has been a director of the Company since 2014. In March 2022, Mr. Purgason joined EnLink Midstream LLC, a natural gas, natural gas liquid, and crude oil and condensate services company, as Managing Director of Carbon Solutions. Since 2018, he has served as a director of Altus Midstream Company, a natural gas gathering, processing, and transmission company, where he sits on the compensation committee, and has also been a principal of Wildfork Midstream, LLC, which acquires and operates midstream oil and gas assets. He served as Senior Managing Director of Kayne Anderson Capital Advisors, LLC, a registered investment advisory company, from 2017 to 2018, and was Chief Executive Officer of Kayne Anderson Acquisition Company which merged to form Altus Midstream Company in 2018. He was Senior Vice President of The Williams Companies, an energy company (“Williams”) from 2015 to 2017, leading the Williams operating area that encompasses the assets and operations of Access Midstream, including natural gas gathering and processing. During that period, Mr. Purgason was a director of Williams Partners, and also served as Chief Operating Officer of the general partner of Access Midstream from 2012 to 2015. Prior to joining Access Midstream, Mr. Purgason spent five years at Crosstex Energy Services, L.P. and was promoted to Senior Vice President-Chief Operating Officer in 2006. Prior to Crosstex, Mr. Purgason spent 19 years with Williams in various senior business development and operational roles of increasing responsibility. Mr. Purgason began his career at Perry Gas Companies in Odessa, Texas working in all facets of the natural gas treating business.

Qualifications. We believe that Mr. Purgason is qualified to serve as a director of the Company because of his extensive experience in, and keen understanding of, the energy industry bringing valuable insight to the Board, particularly with regard to the Company’s operations which include pipe threading and coating as well as blending, injection, and custody transfer metering skids for the oil and gas industry. Mr. Purgason’s experience in environmental permitting and compliance work since 1978, his leadership of environmental and safety organizations, and new role with respect to carbon solutions also provide valuable insight to the Company with respect to challenges related to lowering carbon intensity and to execution of the Board’s environmental, social, and governance (“ESG”) oversight function. He also brings board experience which contributes to the corporate governance experience of the Board.

William H. Rackoff
Mr. Rackoff, age 73, has been a director of the Company since 1996. He served as President of Andritz Asko, Inc., an international company which manufactures custom engineered tooling for the metalworking industry, from 2018, when ASKO, Inc. was acquired by the Andritz AG, an international technology company and supplier of plants, equipment, and services to hydropower stations, the pulp and paper industry, the metalworking and steel industries, and for solid/liquid separation in the municipal and industrial segments, until his retirement in 2020. Prior to its acquisition by Andritz, Mr. Rackoff was President and Chief Executive Officer of ASKO, Inc. since 1994.

Qualifications. We believe that Mr. Rackoff is qualified to serve as a director of the Company because of his years of experience in the steel industry and his engineering background which enable him to understand and develop the factors that drive the Company’s performance, including strategy, operations, and finance. Mr. Rackoff, as former Chairman of the Compensation Committee, has led the design and development of the Company’s executive incentive programs.

Suzanne B. Rowland
Ms. Rowland, age 60, has been a director of the Company since 2008. She is the former Group Vice President, Industrial Specialties at Ashland Global Holdings, Inc., a position she held from 2016 until her retirement in 2019 during the final phase of transformation from a holding company to a specialty chemicals company. Previously, she held senior executive positions at Tyco International from 2009 to 2015 and with Rohm and Haas Company for over 20 years. She is a member of the following Boards of Directors: Sealed Air Corporation, a public packaging company, since 2020 serving on its audit and nomination and governance committees; and James Hardie Industries, plc, a public global building materials company, since 2021, serving on its audit committee. She was a director of SPXFLOW, Inc. a publicly- held global supplier of advanced process equipment into food, beverage, and industrial markets from 2018 to 2022, where she served on all committees and most recently chaired the compensation committee.

Qualifications. We believe that Ms. Rowland is qualified to serve as a director of the Company because of her broad leadership experience in Fortune 500 global industrial companies. Having served as an operating executive for over 20 years in chemical, materials, and mechanical and electrical products, Ms. Rowland brings valuable insight into strategic and operational issues important to the Company’s success and comprehensive governance experience to the Board.

Bruce E. Thompson
Mr. Thompson, age 63, is President of Hospitality Development Company Group, a hotel development, management, and ownership business with several Marriott franchise hotels in operation, a position he has held since 2021. From 2019 to 2020, Mr. Thompson served as Vice President and Chief Separation Officer at Arconic Inc., an industrial company specializing in lightweight metals engineering and manufacturing, leading the split of Arconic’s rolled aluminum and multi-material engineered products businesses. He previously served as Vice President—Internal Audit at Arconic Inc. from 2016 to 2019. Prior to its separation into two public companies, Arconic Inc. and Alcoa Corporation, in 2016, Mr. Thompson served in various roles at Alcoa Inc., an aluminum industry pioneer and global leader in lightweight metals technology, engineering, and manufacturing, including as Vice President—Internal Audit from 2015 to 2016, Vice President—Business Analysis and Planning from 2014 to 2015, and Director—Business Analysis and Planning from 2011 to 2014. Before joining Alcoa, Inc., Mr. Thompson was Vice President – Finance of Johnson Controls, Inc., a multinational conglomerate with HVAC, refrigeration, and security controls and equipment, as well as automotive businesses, from 2006 to 2011. From 2002 to 2005, he was the Chief Financial Officer of VITEC, LLC, a manufacturer and supplier of automotive fuel delivery systems. Prior to VITEC, Mr. Thompson held finance and cross-functional positions of increasing responsibility at Ford Motor Company and Midwest Stamping Company between 1993 and 2001. He is a trustee of Howard University; a board member of the English Speaking Union of the United States; a member of the Executive Leadership Council’s Corporate Board Initiative; and a former board member and chair of the National Black MBA Association between 2011 and 2020.

Qualifications. We believe that Mr. Thompson is qualified to serve as a director due to his decades of business experience in accounting and finance, operations, marketing, and corporate strategy. In addition to his vast business leadership experience, Mr. Thompson brings a diverse perspective and insight to the Board to help drive shareholder value.

The Board nominated the foregoing nominees based upon the recommendation of the Nomination and Governance Committee. The nominees have expressed their willingness to serve as directors, if elected. However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board, or the number of directors may be reduced by appropriate action of the Board.
The Board of Directors recommends that you vote “FOR” each of the foregoing nominees.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP has been appointed by the Audit Committee of the Board as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, as a matter of good corporate governance, the Board is seeking shareholder ratification of this appointment. If the shareholders fail to ratify the selection, the Audit Committee will take this into consideration. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young are expected to be in attendance at the Annual Meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.
The Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP’s appointment as the Company’s independent registered public accounting firm for fiscal year 2022.
PROPOSAL NO. 3 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICERS’ 2021 COMPENSATION
At the Company’s 2011 and 2017 Annual Meetings, upon recommendation by the Board of Directors, shareholders voted to hold an advisory vote on executive compensation every year. Accordingly, the Company has determined to submit an advisory vote on our executive compensation program to shareholders at each annual meeting, with the next one occurring in 2023, until the Company seeks another advisory vote on the frequency of the executive compensation advisory vote, which is expected to occur in 2023.
The following proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation paid to our named executive officers in 2021, as described in this Proxy Statement, and is non-binding upon the Company, our Board, or the Compensation Committee of the Board. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our compensation philosophy, policies, and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are asking our shareholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of L.B. Foster Company (the “Company”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders under the heading entitled ‘Executive Compensation,’ is hereby approved.”
The Company’s compensation programs are centered on a pay-for-performance culture and are designed to be strongly aligned with the long-term interests of shareholders. The Company’s goal for its executive compensation program is to reward executives who provide leadership for, and contribute to, the Company’s financial success.
While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board, or the Compensation Committee of the Board.
The Board of Directors recommends that you vote “FOR” the advisory approval of the named executive officers’ compensation in 2021, as reported in this Proxy Statement.
PROPOSAL NO. 4 – APPROVAL OF THE L.B. FOSTER COMPANY 2022 EQUITY AND INCENTIVE COMPENSATION PLAN
Overview
We are asking our shareholders to adopt and approve the L.B. Foster Company 2022 Equity and Incentive Compensation Plan (the “2022 Plan”) and related Contingent Awards (as defined and described below) to continue our ability to provide to our non-employee directors, officers and other employees, and certain consultants, equity and cash incentive awards that reward their service and performance.
The number of shares authorized for issuance under the 2022 Plan is 765,000 plus (i) the total number of shares of common stock remaining available for issuance under the L.B. Foster Company 2006 Omnibus Incentive Plan As Amended and Restated on May 24, 2018 (the “Predecessor Plan”) as of the effective date of the 2022 Plan plus

(ii) any shares relating to outstanding awards under the Predecessor Plan or the 2022 Plan that are added pursuant to the share counting rules of the 2022 Plan as further described herein. As of March 1, 2022, there was an estimated maximum of 89,077 shares of common stock that remained available for issuance under the Predecessor Plan, assuming PSUs are earned at maximum performance level. However, the number of shares of common stock to be assumed by the 2022 Plan will be equal to the actual number of shares of common stock remaining available for issuance under the Predecessor Plan as of the effective date of the 2022 Plan.
The following table provides certain additional information regarding shares available for issuance and outstanding awards issued under the Predecessor Plan following the Company’s 2022 annual grants made before March 1, 2022:
March 1, 2022
Shares of common stock underlying outstanding restricted stock, PSUs, and deferred stock units (assumes maximum performance for outstanding unearned PSUs)	841,245
Estimated total shares remaining available for future issuance under Predecessor Plan	89,077
The 765,000 proposed shares plus the 89,077 shares available for issuance for new awards under the Predecessor Plan as of March 1, 2022 results in a total of 854,077 shares that may be available for grants under the 2022 Plan if the 2022 Plan is approved by our shareholders.
The following is a summary of the 2022 Plan, which is qualified in its entirety by the complete text of the 2022 Plan attached as Appendix A to this Proxy Statement. To the extent the description below differs from the 2022 Plan text in Appendix A, the text of the 2022 Plan governs the terms and provisions of the 2022 Plan. Because Company directors and executive officers are eligible to receive awards under the 2022 Plan, they may be deemed to have a personal interest in the adoption of this proposal.
Purposes of the Proposal
Our Board and Compensation Committee determined that the adoption of the 2022 Plan is necessary to reward the service and performance of our non-employee directors, officers and other employees, and certain consultants. The Board believes that a long-term equity incentive program motivates and rewards our directors, executive officers and other key individuals for their contributions to our Company’s performance and serves to align long-term compensation with the performance of Company stock. Our Board recommends a vote for approval of the 2022 Plan because it will allow the Company to continue to use equity-based incentives and promote the goals of our compensation strategy. The 2022 Plan will only become effective if it is approved by our shareholders and, if it is not approved, the Predecessor Plan will continue to remain in effect. If the 2022 Plan is approved by the Company’s shareholders at the Annual Meeting, no grants will be made under the Predecessor Plan thereafter, provided that outstanding awards granted under the Predecessor Plan will continue unaffected by such shareholder approval. As the 2022 Plan will be a new plan for the Company, if approved by the Company’s shareholders at the Annual Meeting, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future under such plan, except as described under the “New Plan Benefits” section of this proposal.
Important Features of the 2022 Plan
Plan Feature	Description
Plan Term	If approved, no grant will be made under the 2022 Plan on or after the tenth anniversary of the 2022 Plan’s effective date.
Minimum Vesting Provisions	Except as otherwise provided in the 2022 Plan, equity-based awards granted under the 2022 Plan will generally be subject to either a minimum vesting or minimum performance period of at least one year.
Limits on Non-Employee Director Compensation	The 2022 Plan provides an overall annual cap on the amount of compensation that may be granted to each non-employee director.

Plan Feature	Description
No Liberal Share Counting	Shares withheld to pay withholding tax obligations, used for the payment of option exercise prices, among other circumstances, will not be added back to the authorized share pool.
No Dividends on Unvested Awards	No dividends or dividend equivalents will be paid on awards until they are earned and/or vested.
No Repricing Without Shareholder Approval
Option rights and appreciation rights may not be amended to reduce their exercise or base price, as applicable, and may not be cancelled in exchange for cash, other awards, or option rights and appreciation rights with an exercise or base price, as applicable, that is less than the exercise or base price of the original option rights or appreciation rights without obtaining shareholder approval.

No Discounted Option Rights or Appreciation Rights	Option rights and appreciation rights may not be granted with an exercise or base price less than the fair market value of the Company’s common stock on the date of grant.
No “Evergreen” Provisions
The 2022 Plan authorizes the issuance of a fixed number of shares of common stock (subject to adjustment as provided therein). Shareholder approval will be required before any additional shares can be authorized for issuance under the 2022 Plan.

Clawback Protections	Pursuant to the terms of the 2022 Plan, awards will be subject to recovery or recoupment under circumstances set forth in a clawback policy adopted by the Company.
Plan Summary
The following summary describes the material features of the 2022 Plan. The purposes of the 2022 Plan are to promote the interests of the Company and its shareholders by:
•	motivating and rewarding long-term strategic management that results in profitable growth and sustained shareholder value creation;
•	aligning employee and director interests with those of shareholders through encouraging stock ownership;
•	reinforcing a strong management team commitment to the Company’s long-term success;
•	providing meaningful long-term incentive award opportunity as part of a competitive total compensation program that enables the Company to attract and retain its key employees;
•	managing costs effectively through program design and administration guidelines in terms of accounting, tax, cash flow and shareholder dilution; and
•	structuring grants to be responsive to changes in the Company’s business environment and compensation objectives.
The 2022 Plan will generally be administered by our Compensation Committee. Employees (including officers), non-employee directors and certain consultants of the Company and our affiliates are eligible to receive awards under the 2022 Plan based on the discretion of the Compensation Committee and its designees. As of December 31, 2021, approximately 1,222 of the Company’s and its subsidiaries’ employees and currently eight of our non-employee directors and none of our consultants are eligible to participate in the 2022 Plan in connection with their provision of services to the Company.
In connection with the Board’s consideration of the 2022 Plan, the Board reviewed leading proxy advisory firms’ policies on equity-based compensation plans, the importance of long-term incentives in supporting the key objectives of the Company’s equity compensation program, and the overall dilution and value of the 2022 Plan as described above.

The 2022 Plan provides for the following award types: stock option rights, appreciation rights, restricted stock, restricted stock units (“RSUs”), cash incentives, performance shares, performance units and other awards. The Board recommends that our shareholders approve authorizing for issuance 765,000 shares of our common stock under the 2022 Plan, plus (i) the total number of shares of common stock remaining available for issuance under the Predecessor Plan as of the effective date of the 2022 Plan plus (ii) any shares relating to outstanding awards under the Predecessor Plan or the 2022 Plan added pursuant to the share counting rules of the 2022 Plan as further described herein. As of March 1, 2022, there was an estimated maximum of 89,077 shares of common stock that remained available for issuance under the Predecessor Plan (assuming outstanding PSUs are earned as maximum performance level). However, the number of shares of common stock to be assumed by the 2022 Plan will be equal to the actual number of shares of common stock remaining available for issuance under the Predecessor Plan as of the effective date of the 2022 Plan.
Certain Limitations on Awards
Under the 2022 Plan, the aggregate number of shares relating to incentive stock options (as defined in the 2022 Plan) may not exceed 765,000 shares. Notwithstanding anything in the 2022 Plan to the contrary, no non-employee director may be granted, in any one calendar year, aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured at the grant date, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $500,000. The 2022 Plan provides that the aggregate number of shares available for issuance under the 2022 Plan will be reduced by one share for each share subject to an award granted under the 2022 Plan. Subject to the terms of the 2022 Plan, if any award granted under the 2022 Plan is cancelled or forfeited, expires, is settled for cash, or is unearned, the common stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available for issuance under the 2022 Plan. The 2022 Plan further provides that (i) the number of shares of the Company’s common stock remaining available for awards under the Predecessor Plan as of the effective date of the 2022 Plan and (ii) if, after the effective date of the 2022 Plan, any common stock subject to awards granted under the Predecessor Plan is forfeited, or awards granted under the Predecessor Plan (in whole or in part) are cancelled or forfeited, expire, are settled for cash, or are unearned, the common stock available for issuance under the Predecessor Plan or subject to such awards, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, will be available for awards under the 2022 Plan.
Notwithstanding the foregoing, (i) shares of common stock withheld by the Company, tendered or otherwise used in payment of the exercise price of an option right (or the exercise price of an option right granted under the Predecessor Plan) will not be added back to the aggregate number of shares of common stock available under the 2022 Plan; (ii) shares of common stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added back to the aggregate number of shares of common stock available under the 2022 Plan; (iii) shares of common stock subject to a share-settled appreciation right that are not actually issued in connection with the settlement of such appreciation right on the exercise thereof will not be added back to the aggregate number of shares of common stock available under the 2022 Plan; and (iv) shares of common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of option rights will not be added back to the aggregate number of shares of common stock available under the 2022 Plan. If a participant has elected to give up the right to receive cash compensation in exchange for shares based on fair market value, such shares will not count against the aggregate share limit of the 2022 Plan.
Awards may be granted under the 2022 Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, RSUs or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2022 Plan, and may account for common stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction. Any common stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company will not reduce the shares of common stock available for issuance or transfer under the 2022 Plan or otherwise count against the share limits contained in the 2022 Plan and summarized above. In addition, no shares of common stock subject to an award that is granted by, or becomes an obligation of, the Company under the 2022 Plan as described in this paragraph, will be added to the aggregate share limit contained in the 2022 Plan.

Awards granted under the 2022 Plan may provide for the payment of dividends or dividend equivalents (other than in connection with option rights and appreciation rights), payable in cash, shares, other securities or other property; provided, however, that such dividends or dividend equivalents will only be paid to the participant if the underlying award vests and/or is earned. Except to the extent provided in the 2022 Plan, no award will be transferable by the participant, except by will or the laws of descent and distribution.
Minimum Vesting/Performance Period
Except in the case of substitute awards (as defined in the 2022 Plan) and cash incentive awards, awards granted under the 2022 Plan to participants will either be subject to a minimum vesting or minimum performance period, in the case of performance awards, of one year. Notwithstanding the foregoing or any other provision of the 2022 Plan, (i) the Compensation Committee may authorize acceleration of vesting or continued vesting of such awards in the event of the participant’s death, disability, termination of employment or service or the occurrence of a change in control (as defined in the 2022 Plan), (ii) the Compensation Committee may exercise its authority under the 2022 Plan as provided therein following the grant of an award, (iii) the Compensation Committee may grant awards without the above-described minimum requirements with respect to awards covering up to 5% of the aggregate number of shares authorized for issuance under the 2022 Plan, and (iv) with respect to awards granted to non-employee directors, the vesting of such awards will be deemed to satisfy the minimum vesting requirement to the extent that the awards vest based on the approximate one-year period beginning on each regular annual meeting of the Company’s shareholders and ending on the date of the next regular annual meeting of the Company’s shareholders (provided, however, that such approximate one-year period with respect to awards granted to non-employee directors may not be less than 50 weeks).
Eligible Participants
Under the 2022 Plan, the Compensation Committee may grant awards to the following persons providing services to the Company: (i) non-employee directors, (ii) officers or other employees of the Company or any subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the date of grant, or (iii) certain consultants as provided in the 2022 Plan.
Stock Option Rights
Stock option rights granted under the 2022 Plan may be either incentive stock options or non-qualified stock options. Incentive stock options may only be granted to employees. Except with respect to substitute awards, incentive stock options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of the Company’s common stock on the date of grant. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of sale through a bank or broker on a date satisfactory to the Company or some or all of the shares of common stock to which such exercise relates. Each stock option will specify the vesting schedule, including any applicable performance objectives, and the option term may not extend for more than ten years after the date of grant. Each grant will specify the form of consideration to be paid in satisfaction of the exercise price, including (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of common stock owned by the optionee having a value at the time of exercise equal to the total exercise price, (iii) subject to any conditions or limitations established by the Compensation Committee, by the withholding of common stock otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Compensation Committee. Option rights may not provide for any dividends or dividend equivalents to be paid thereon.
Appreciation Rights
The 2022 Plan provides for the grant of appreciation rights. Except with respect to substitute awards, the base price of an appreciation right may not be less than the fair market value of a share of common stock on the date of grant. Each appreciation right will specify the vesting schedule, including any applicable performance objectives, and the term of an appreciation right may not extend more than ten years from the date of grant. An appreciation right may be paid in cash, shares of the Company’s common stock or any combination thereof. Appreciation rights may not provide for any dividends or dividend equivalents to be paid thereon.
Restricted Stock
Restricted stock may also be granted under the 2022 Plan. Restricted stock constitutes the immediate transfer of ownership of shares of the Company’s common stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend, and other ownership rights, but subject to a substantial risk of forfeiture and restrictions on transfer for a period of time, each as determined by the Compensation Committee, or until certain performance objectives specified by the Compensation Committee are achieved. Each grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of the Company’s common stock on the date of grant.
Dividends and other distributions paid on or in respect of any shares of restricted stock may be paid directly to the participant, or may be reinvested in additional shares of restricted stock, as determined by the Compensation Committee in its sole discretion, provided, however, that in all cases, such dividends and other distributions will be subject to the same restrictions on vesting, payment or otherwise as the underlying award.
Restricted Stock Units
The 2022 Plan provides for the grant of RSUs. RSUs awarded under the 2022 Plan constitute an agreement by the Company to deliver shares of the Company’s common stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of performance objectives) during the restriction period as the Compensation Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of the Company’s common stock on the date of grant.
During the applicable restriction period, the participant will have no ownership, transfer or voting rights in the shares of the Company’s common stock underlying the RSUs. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Compensation Committee; provided, however, that any dividend equivalents or other distributions on the shares of the Company’s common stock underlying the RSUs will be deferred until and paid contingent upon the vesting of such RSUs.
Cash Incentive Awards, Performance Shares and Performance Units
Performance shares, performance units and cash incentive awards may also be granted to participants under the 2022 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of the Company’s common stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Compensation Committee. Each grant will specify the number or amount of performance shares or performance units, or the cash amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
These awards become payable to participants upon the achievement of specified performance objectives, and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant will specify the performance objectives regarding the earning of the award. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of the Company’s common stock, or any combination thereof. Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of the Company’s common stock, provided that such dividend equivalents will be subject to deferral and payment on a contingent basis based on the earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
The performance objectives that may apply with respect to awards of performance shares, performance units, or cash incentive awards (or, when so determined by the Compensation Committee, option rights, appreciation rights, restricted stock, RSUs, dividend equivalents or other awards pursuant to the 2022 Plan) may include (but are not limited to): objectives related to cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; days sales outstanding on receivables; capital expenditures; debt; debt reduction; working capital (including as a percentage of sales); return on investment; return on sales; return on invested capital; net or gross sales; economic profit; gross profit on sales; material gross profit (gross profit on material portion of sales); performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax); purchase variance; delivery variance; quality; customer satisfaction; comparable site sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity or capital employed; total shareholder return or relative increases to shareholder return; return on capital; return on assets or net assets; revenue; revenue growth; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation and amortization; pre-tax income (including on an as-adjusted basis); operating profit or net operating profit; non-performing assets; asset sale targets; value of assets; employee retention/attrition rates; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; gross margin, operating margin or profit margin; margin growth; completion of acquisitions, business expansion, product diversification, and new or expanded market penetration; growth or growth rate; employee recruitment, engagement, retention and satisfaction; diversity; environmental and social measures; human resources management, and any combination of the foregoing, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and any of which may be measured either in absolute terms, relative to a pre-established target, as compared to any incremental increase, as compared to previous years’ results or as compared to results of a designated comparison group.
If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the aforementioned performance objectives unsuitable, the Compensation Committee may in its discretion modify such performance objectives or the goals or actual levels of achievement regarding the performance objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.
Other Awards
Other awards may also be granted under the 2022 Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the 2022 Plan. Cash awards, as an element of or supplement to any other award granted under the 2022 Plan, may also be granted. Subject to the terms of the 2022 Plan, the Compensation Committee may authorize the grant of shares of common stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may, at or after the date of grant, authorize the payment of dividends or dividend equivalents on other awards on a deferred and contingent basis, either in cash or in additional shares of common stock; provided, however, that dividend equivalents or other distributions on common stock underlying awards granted will be deferred until and paid contingent upon the earning and vesting of such awards. These awards will provide for vesting and other terms as deemed appropriate by the Compensation Committee and consistent with the terms of the 2022 Plan.
Adjustments; Change in Control
The Compensation Committee will make or provide for such adjustments in the number of and kind of common stock covered by outstanding awards granted under the 2022 Plan, in the exercise price and base price provided in outstanding option rights and appreciation rights, respectively, in cash incentive awards, and in other award terms, as the Compensation Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (i) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a change in control, the Compensation Committee may provide in substitution for any or all outstanding awards under the 2022 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each option right or appreciation right with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right. The Compensation Committee will also make or provide for such adjustments in the number of shares of common stock specified in the 2022 Plan as the Compensation Committee, in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described therein.

Amendment and Termination
The Board generally may amend the 2022 Plan at any time and from time to time in whole or in part. However, if any amendment (i) would materially increase the benefits accruing to participants under the 2022 Plan, (ii) would materially increase the number of securities which may be issued under the 2022 Plan, (iii) would materially modify the requirements for participation in the 2022 Plan, or (iv) must otherwise be approved by the Company’s shareholders in order to comply with applicable law or the Nasdaq listing requirements, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
Subject to the terms of the 2022 Plan, the Compensation Committee may amend the terms of any award, prospectively or retroactively. Except as otherwise provided in the 2022 Plan, no such amendment will materially impair the rights of any participant without his or her consent. Further, if permitted by Section 409A of the Code, but subject to the terms of the 2022 Plan, to the extent a participant holds an option right or appreciation right not immediately exercisable in full, or any restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the restriction period has not been completed, or any cash incentive awards, performance shares or performance units which have not been fully earned, or any dividend equivalents or other awards made pursuant to the 2022 Plan subject to any vesting schedule or transfer restriction, or who holds common stock subject to any transfer restriction imposed under the 2022 Plan, the Compensation Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such option right, appreciation right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
The Board may, in its discretion, terminate the 2022 Plan at any time. Termination of the 2022 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.
Notwithstanding the foregoing or any provision of the 2022 Plan or an award agreement to the contrary, the Compensation Committee, may at any time (without the consent of participants), modify, amend, or terminate any or all of the provisions of the 2022 Plan or an award agreement to the extent necessary to conform the provisions of the 2022 Plan and/or the award agreement with Section 409A of the Code or any other provision of the federal income tax laws, regardless of whether such modification, amendment or termination of the 2022 Plan and/or award agreement will adversely affect the rights of a participant, and to enable the 2022 Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.
No Repricing
Except in connection with a corporate transaction or event described in the 2022 Plan or in connection with a change in control, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding option rights or the base price of outstanding appreciation rights, or cancel outstanding “underwater” option rights or appreciation rights (including following a participant’s voluntary surrender of “underwater” option rights or appreciation rights) in exchange for cash, other awards or option rights or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original option rights or exercise price of the original appreciation rights, as applicable, without approval by the shareholders.
Withholding
To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2022 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of common stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation Committee, the Company will withhold shares of common stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of common stock required to be delivered to the participant, shares of common stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of common stock held by such participant. The Compensation Committee may also provide for automatic and mandatory withholding of shares of common stock from an award by the Company in connection with the participant’s satisfaction of such obligations. The common stock used for tax or other withholding will be valued at an amount equal to the fair market value of such common stock on the date the benefit is to be included in a participant’s income. In no event will the fair market value of the common stock to be withheld and delivered exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Compensation Committee.
Clawback
Any award agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant, either (i) during employment or other service with the Company or a subsidiary, or (ii) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable award agreement or such clawback policy. In addition, notwithstanding anything in the 2022 Plan to the contrary, any award agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any common stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the common stock may be traded.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain of the United States federal income tax consequences applicable to the 2022 Plan participants and the Company, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary, which is presented for the information of shareholders concerning how to vote on this proposal and not for 2022 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Incentive Stock Option Rights. Options granted under the 2022 Plan and designated as incentive stock options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an incentive stock option will not recognize income and the Company will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least (i) two years from the date the option was granted and (ii) one year from the date the common stock was transferred to the optionee. If this holding period is satisfied, any gain or loss recognized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then, upon such “disqualifying disposition” of the common stock, the optionee generally will recognize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the option price limited, however, to the gain on sale. Any further gain or loss recognized by the optionee generally will be taxed as short-term or long-term capital gain or loss depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If, however, the optionee meets the applicable holding period, the Company will generally not be entitled to a tax deduction with respect to capital gains recognized by the optionee. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.
Nonqualified Stock Option Rights and Appreciation Rights. An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation, taxable as ordinary income, only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the common stock received over the exercise price. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the optionee will recognize short-term or long-term capital gain or loss depending on the holding period.
Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if common stock is received upon the exercise of the stock appreciation right, the fair market value of the common stock received. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.
Unrestricted Stock and Other Stock-Based Awards. The tax consequences of receiving common stock pursuant to a stock award under the 2022 Plan are similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize compensation, taxable as ordinary income, equal to the fair market value of the common stock received less any amount paid for common stock. The federal income tax consequences of other stock-based incentive awards will depend on how the awards are structured. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient recognizes ordinary income in connection with such awards.
Restricted Stock. A participant that receives a restricted stock award under the 2022 Plan will normally not be required to recognize income for federal income tax purposes at the time of grant, nor is the Company entitled to any deduction, to the extent that the common stock awarded has not vested (i.e., still subject to a substantial risk of forfeiture). When any part of a restricted stock award vests, the participant will recognize compensation, taxable as ordinary income, in an amount equal to the fair market value of the vested common stock on the vesting date. The participant may, however, make an election, referred to as a Section 83(b) election, within thirty days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date (determined without regard to the restrictions). If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will recognize short-term or long-term capital gain or loss depending on the holding period.
Restricted Stock Units. A participant who receives restricted stock units will not recognize taxable income, and the Company is not entitled to a deduction, at the time of grant. Rather, upon the settlement of units, the recipient of such units generally will be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid in settlement of the award of such units, and the Company generally, subject to any Section 162(m) limitation, will be entitled to a deduction equal to the amount of the ordinary income recognized by the recipient. If the recipient receives shares of common stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.
Performance Awards. A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize compensation, taxable as ordinary income, in an amount equal to the cash received or, if the performance award is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, the Company generally, subject to any Section 162(m) limitation, will be entitled to a tax deduction in the same amount.
New Plan Benefits
The Compensation Committee will have full discretion to determine the number and amount of awards to be granted to participants under the Plan, subject to the terms of the 2022 Plan. On February 17, 2022, the Compensation Committee approved the grant of 193,634 performance share units (“PSUs”) (at a target award level) to Company employees under the 2022 Plan, which awards remain subject to and contingent upon approval of the 2022 Plan by the Company’s shareholders at the Annual Meeting (the “Contingent Awards”). The Contingent Awards will be cancelled if the 2022 Plan is not approved by the Company’s shareholders at the Annual Meeting.
The Contingent Awards were granted as special, one-time awards under the new Strategy Transformation Program under the 2022 Plan designed to drive execution against the Company’s new strategic playbook to drive shareholder value. These grants were based, in part, on input from Pay Governance, the Compensation Committee’s independent compensation consultant. The vesting of the performance share unit Contingent Awards is tied to the achievement of EBITDA margin and Company stock price goals. Other than the Contingent Awards, which are set forth in the table below, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the Plan are not determinable at this time.
New Plan Benefits
L.B. Foster Company 2022 Equity and Incentive Compensation Plan
	Performance Share Units
Name and Position	Dollar Value ($)	Target Number of Units (#)
Named Executive Officers
John F. Kasel, President and CEO	$1,000,000	67,705
Robert P. Bauer, Former President and CEO	0	0
William M. Thalman, SVP and CFO	300,000	20,311
James M. Kempton, Former Controller and Principal Accounting Officer	0	0
Patrick J. Guinee, SVP, General Counsel, Corporate Secretary	275,000	18,619
Brian H. Kelly, SVP HR and Administration	250,000	16,926
Gregory W. Lippard, SVP - Rail	200,000	13,541
Executive Group (including NEOs)	2,670,000	180,771
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	190,000	12,863
The Board of Directors recommends that you vote “FOR” the approval of the L.B. Foster Company 2022 Equity and Incentive Compensation Plan.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information at December 31, 2021 with respect to compensation plans under which equity securities of the Company are authorized for issuance.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c))
Equity compensation plans approved by shareholders	533,652(1)	$—(2)	322,561(3)
Equity compensation plans not approved by shareholders	—	—	—
Total	533,652(1)	—(2)	322,561(3)
(1)
The number is comprised of (i) 438,704 performance share units (“PSUs”), (ii) 19,998 performance-based stock incentive award units (“PBSAs”), and (iii) 74,950 deferred stock units (“DSUs”) all granted under the Predecessor Plan, which PSUs, PBSAs, and DSUs were unvested and unearned as of December 31, 2021. The 458,702 PSUs and PBSAs included in this table reflect an assumed payout at maximum performance achievement for the 2020-2022 and 2021-2023 PSU awards, 17.8% attainment for the 2019-2021 PSU awards (actual achievement), and maximum achievement for the 2021-2026 PBSAs based on the performance metrics met as of December 31, 2021.

Based on the anticipated achievement of performance goals as of December 31, 2021, (and actual achievement for the 2019-2021 PSU awards), 13,095 shares were issued in February 2022 from the 2019-2021 PSU award, 0 shares are expected to be issued from the 2020-2022 PSU award, 82,442 shares are expected to be issued from the 2021-2023 PSU award, and 19,998 shares are expected to be issued from the 2021-2026 PBSA retention program. The Company has only achieved target performance with respect to PSUs once in the past 10 years, and the number in column (a) reflecting maximum performance overstates the expected payout of the PSU awards
(2)	At December 31, 2021, there were no outstanding awards with an exercise price. Weighted-average exercise price does not take into account PSUs, PBSAs, or DSUs because they have no exercise price.
(3)
Does not include the (i) 438,704 PSUs included in column (a), (ii) 19,998 PBSAs included in column (a), (iii) 74,950 deferred stock units included in column (a), and (iv) 108,762 shares of restricted stock that were unvested as of December 31, 2021. As stated in footnote (1) above, the expected PSU payout in column (a) is less than maximum, and as of December 31, 2021, based on the anticipated achievement of performance goals, 13,095, 0, and 82,442 shares are expected to be issued at the end of the 2019-2021, 2020-2022 and 2021-2023 performance periods, respectively. When adjusted for the anticipated return of 185,384 and 145,682 unearned PSUs from the 2020-2022 and 2021-2023 awards, respectively, to the shares available for grant, the number of shares remaining available for issuance is 653,627.

STOCK OWNERSHIP
The following table shows the number of shares of common stock beneficially owned on the Record Date by:
•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;
•	each current director and nominee for director;
•	each Named Executive Officer (“NEO”) included in the Summary Compensation Table on page 49; and
•	all directors and executive officers as a group.
Information concerning persons we know to be the beneficial owners of more than 5% of the Company’s outstanding common stock is based upon reports filed with the Securities and Exchange Commission (“SEC”).
Stock Ownership	Number of Shares Owned(a)	Percent of Shares(b)(c)
More Than 5% Shareholders:
22NW (as defined below)(d)	1,026,206	9.4%
GAMCO Investors, Inc.(e)	883,634	8.1%
Dimensional Fund Advisors LP(f)	656,357	6.0%

Current Directors and Nominees for Director:
John F. Kasel (CEO)	87,319	*
Lee B. Foster II	202,614	1.9%
Raymond T. Betler	11,167	*
Dirk Jungé	14,713	*
John E. Kunz	0	*
Diane B. Owen	56,926	*
Robert S. Purgason	51,584	*
William H. Rackoff	77,565	*
Suzanne B. Rowland	29,060	*
Bruce E. Thompson	0	*
Bradley S. Vizi	15,265	*

Named Executive Officers (other than the current CEO)
Robert P. Bauer	178,933	1.6%
William M. Thalman	24,723	*
James M. Kempton	353	*
Patrick J. Guinee	44,909	*
Brian H. Kelly	51,187	*
Gregory W. Lippard	41,487	*

All Directors and Executive Officers as a Group (22 persons)	941,844	8.6%
*	Less than 1% of the Company’s outstanding common stock based on 10,889,632 shares of Company Common Stock outstanding on March 31, 2022.
(a)
This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power. Unless otherwise noted in the footnotes, each director and NEO has sole voting and investment power with respect to their shares. The column also includes the shares allocated to accounts in the 401(k) plan maintained by the Company (5,908 for Mr. Kasel, 6,660 for Mr. Bauer, 0 for Mr. Thalman, 0 for Mr. Kempton, 0 for Mr. Guinee, 531 for Mr. Kelly, 1,531 for Mr. Lippard, and 3,333 for all directors and other executive officers as a group). Mr. Foster’s holdings include 17,000 shares which are held in an individual retirement account, and 165,726 shares which are held in trust; Mr. Jungé’s holdings include 14,713 shares held in trust; Mr. Rackoff’s holdings include 67,338 shares held in a grantor retained annuity trust; and Ms. Rowland’s holdings include 1,000 shares held in an IRA. As of May 2017, all Directors were permitted to elect to receive their quarterly cash fees and annual stock award in deferred stock units that would vest six months after their date of separation from the Board. The shareholdings reflected in this column do not include any deferred stock units, which may not be settled for shares of common stock until six months after termination of service from the Board and confer no voting or other shareholder rights upon the director. The deferred stock unit holdings are as follows: Mr. Foster 25,179 deferred units; Mr. Jungé 18,433 deferred units; Mr. Rackoff 7,206 deferred units; Ms. Rowland 14,899 deferred units; and Mr. Vizi 9,202 deferred units.

(b)
For Directors and Executive Officers, the percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	Based on shares of the Company’s common stock outstanding on March 31, 2022.
(d)
The information is based on a Schedule 13D filed jointly by 22NW Fund, LP, 22NW, LP, 22NW Fund GP, LLC, 22NW GP, Inc., Aron R. English, Bryson O. Hirai-Hadley, and Alexander B. Jones (collectively, “22NW”), with the SEC on February 1, 2022, reporting beneficial ownership as of January 27, 2022. Each of 22NW, Fund, LP 22NW, LP, 22NW Fund GP, LLC and 22NW GP, Inc. reported that it has sole voting power with respect to 1,023,235 shares, sole dispositive power with respect to 1,023,235 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 0 shares. Aron R. English reported that he has sole voting power with respect to 1,024,140 shares, sole dispositive power with respect to 1,024,140 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. Bryson O. Hirai-Hadley reported that he has sole voting power with respect to 991 shares, sole dispositive power with respect to 991 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. Alexander B. Jones reported that he has sole voting power with respect to 1,075 shares, sole dispositive power with respect to 1,075 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. The address of the principal office of each of the Reporting Persons is 1455 NW Leary Way, Suite 400, Seattle, WA, 98107.

(e)
The information is based on a Schedule 13D filed jointly by GGCP Inc, Teton Advisors, Inc. Gabelli Funds, LLC, GAMCO Investors, Inc., Associated Capital Group, Inc., GAMCO Asset Management Inc., and Mario J. Gabelli (collectively, “GAMCO Investors, Inc.”) with the SEC on January 14, 2022, reporting beneficial ownership as of January 13, 2022. Gabelli Funds, LLC reported sole voting power with respect to 116,925 shares, sole dispositive power with respect to 116,925 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. GAMCO Asset Management Inc., reported sole voting power with respect to 598,400 shares, sole dispositive power with respect to 598,400 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. Teton Advisors, Inc, reported sole voting power with respect to 167,600 shares, sole dispositive power with respect to 167,600 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. Associated Capital Group, Inc., reported sole voting power with respect to 709 shares, sole dispositive power with respect to 709 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli reported sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. The address for the reporting person is One Corporate Center, Rye, New York 10580-1435.

(f)
The information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 8, 2022, reporting beneficial ownership as of December 31, 2021. Dimensional Fund Advisors LP reported that it has sole voting power with respect to 635,659 shares, sole dispositive power with respect to 656,357 shares, and shared voting or dispositive power with respect to 0 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address for the reporting person is 6300 Bee Cave Road, Building One, Austin, TX 78746.

DIRECTOR COMPENSATION – 2021
The following table sets forth our non-employee director compensation for 2021. Directors who are also employees of the Company do not receive any consideration for their service on the Board.
Name	Fees Earned or Paid in Cash ($)[1,2]	Stock Awards ($)[3]	Total ($)
Lee B. Foster II*	$120,000	$75,000	$195,000
Raymond T. Betler	$60,000	$82,500	$142,500
Dirk Jungé	$60,000	$75,000	$135,000
Diane B. Owen	$70,000	$75,000	$145,000
Robert S. Purgason	$72,500	$75,000	$147,500
William H. Rackoff	$60,000	$75,000	$135,000
Suzanne B. Rowland	$66,000	$82,500	$148,500
Bradley S. Vizi*	$60,000	$90,000	$150,000
*
Messrs. Foster and Vizi are not standing for reelection in May 2022. Messrs. Kunz and Thompson are being nominated for election to the Board for this first time at this Annual Meeting and did not provide services to the Company in 2021.

1
On February 22, 2018, the Board of Directors approved an annual cash retainer fee of $60,000 for each non-employee director, and the following additional annual director retainer fees: Chairman of the Board, $60,000; Chair of Compensation Committee, $12,500; Chair of Audit Committee, $10,000; and Chair of Nomination and Governance Committee, $6,000. This compensation was initially adjusted in February 2020, but after consideration of the potential impact of the COVID-19 pandemic on the Company’s operations, the cash retainer increase was rescinded in March 2020 and cash compensation remained unchanged in 2020 and 2021. In 2020, the Board established a standing Strategy Committee and approved compensation for its Chair and members who are non-employee directors in the form of restricted stock subject to a one-year vesting requirement rather than cash; the Strategy Committee was disbanded on December 31, 2021.

2
On May 1, 2017, the Board of Directors approved the Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), which permits participants to elect to defer receipt of their cash and/or equity compensation to a date that is six months after separation from the Board. Since February 25, 2016, non-employee directors have been permitted to make discretionary elections to receive annual cash retainer fees in fully-vested shares of common stock on a quarterly basis or in quarterly installments of cash. Under the Director Deferred Compensation Plan, in lieu of receiving cash fees on a quarterly basis, non-employee directors may make an irrevocable election for each Board year (commencing on the date of each Annual Meeting of Shareholders through the following Annual Meeting of Shareholders) to receive, at his or her sole discretion, all of such director’s annual cash retainer fees in the form of either (i) fully-vested Common Stock, (ii) deferred stock units, or (iii) deferred cash. The cash retainer is divided by four and either (i) with respect to fully-vested Common Stock, issued on each quarterly payment date, with the number of shares determined by dividing the applicable quarterly cash retainer fee by the closing market price per share of the Company’s Common Stock; (ii) with respect to deferred stock units, determined by dividing the applicable quarterly cash retainer fee by the closing market price per share of the Company’s Common Stock and crediting that number of units to the director’s deferred stock account; or (iii) credited to a deferred cash account with interest calculated at the U.S. Prime Rate. Commencing on the date of the May 2017 Annual Meeting of Shareholders, Messrs. Foster, Jungé, and Vizi elected to receive their cash retainers in deferred stock units and the remaining directors elected to receive their cash retainers in cash. Commencing on the date of the May 2018 Annual Meeting of Shareholders, all directors elected to receive their cash retainers in cash. Commencing on the date of the May 2019 Annual Meeting of Shareholders, all directors elected to receive their cash retainers in cash. Commencing on the date of the May 2020 Annual Meeting of Shareholders, all directors elected to receive their cash retainers in cash. The amounts of retainer fees paid in cash, fully-vested stock, and deferred stock units in 2021 are as follows: Mr. Foster received $120,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Betler received $60,000 in cash , $0 in fully-vested stock, and $0 in deferred stock units; Mr. Jungé received $60,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Ms. Owen received $70,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Purgason received $72,500.00 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Rackoff received $60,000.00 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Ms. Rowland received $66,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; and Mr. Vizi received $60,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units. No director elected to defer cash fees into a deferred cash account.

3
On May 27, 2021, each non-employee director serving at that time was awarded an amount of shares of the Company’s Common Stock equal to $75,000 divided by the closing price per share of the Company’s Common Stock on the Nasdaq Stock Market on that date, with such shares vesting on the one-year anniversary of the grant date. As with the annual cash retainer fees, under the Director Deferred Compensation Plan, non-employee directors may make an irrevocable election for each Board year (commencing on the date of each Annual Meeting of Shareholders through the following Annual Meeting of Shareholders) to receive, at his or her sole discretion, all of such director’s annual stock award in the form of deferred stock units which would not be settled until six months after the respective director’s separation from the Board, subject to the one-year vesting schedule established at grant. In 2021, Mr. Foster and Ms. Rowland, elected to receive their annual stock award, which amounted to 4,197 shares, in deferred stock units. Ms. Owen, and Messrs. Betler, Jungé , Purgason, Rackoff and Vizi received awards of 4,197 shares on the grant date which are only subject to the one-year vesting period. In 2020, the Board established a standing Strategy Committee and approved compensation in the form of restricted stock subject to a one-year vesting requirement rather than cash, with the Chair receiving $15,000 in restricted stock and each other non-employee member receiving $7,500 in restricted stock, divided by the closing price per share of Company Common Stock on the Nasdaq Stock Market on the grant date, with such shares vesting on the one-year anniversary of the grant date. On May 27, 2021, Mr. Vizi, the Strategy Committee Chair, received 839 shares of restricted stock and Mr. Betler received 420 shares of restricted stock and Ms. Rowland elected to receive her compensation for serving as a member of the Strategy Committee (420 shares) in deferred stock units. The stock awards are reflected in the “Stock Awards” column of the table and computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (excluding the effect of estimated forfeitures). As of December 31, 2021, non-employee directors had unvested stock awards as follows: Mr. Foster: 4,197 deferred stock units; Mr. Betler: 4,197 shares and 420 shares of restricted stock; Mr. Jungé: 4,197 shares; Ms. Owen: 4,197 shares; Mr. Purgason: 4,197 shares; Mr. Rackoff: 4,197 shares; Ms. Rowland: 4,617 deferred stock units; and Mr. Vizi: 4,197 shares and 839 shares of restricted stock. For a discussion of valuation assumptions, see Note 15 of the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The aggregate fees (including out-of-pocket expenses) for professional services rendered by Ernst & Young LLP (“Ernst & Young”) for 2021 and 2020 for each of the following categories of services are set forth below:
	2020	2021
Audit fees (includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company’s quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements and consents)	$1,136,000	$1,191,000
Audit-related fees	—	—
Tax fees (includes tax compliance, tax planning, and state income tax project work)	136,000	161,000
All other fees	—	—
Total fees	$1,272,000	$1,352,000
The Audit Committee reviews summaries of Ernst & Young’s services and related fees and concluded that Ernst & Young’s provision of services during 2020 and 2021 was compatible with maintaining Ernst & Young’s independence. All Ernst & Young services are pre-approved by the Audit Committee.
Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all audit services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. The Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by the Audit Committee in advance in accordance with the policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other more expeditious means of communication. If the estimated fees for non-audit services are $50,000 or less, management may obtain approval from the Chairman of the Audit Committee in lieu of full Committee action. In 2021, all Ernst & Young professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.

CORPORATE GOVERNANCE
The Board, Board Meetings, Independence, and Tenure
Since August 2020 the Board size has been nine directors. In July 2021, Mr. Robert P. Bauer, President and Chief Executive Officer, retired and resigned his position on the Board of Directors. On that same date, he was succeeded in those positions by Mr. John F. Kasel. Also, in keeping with the Company’s Corporate Governance Guidelines, Mr. Lee B. Foster II has reached retirement age and is not standing for reelection to the Board in 2022. In addition, Mr. Vizi was not nominated by the Board for reelection at the 2022 Annual Meeting. The Board has nominated Mr. Bruce E. Thompson as a candidate to fill the seat vacated by Mr. Foster and Mr. Kunz to fill the seat formerly held by Mr. Vizi.
During 2021, the Board held nine meetings. The Board has determined that each of its current directors and director nominees (Messrs. Betler, Foster, Jungé, Purgason, Rackoff, Vizi, Kunz, and Thompson, and Mses. Owen and Rowland), except for Mr. Kasel, qualify as “independent” as defined by applicable Nasdaq Stock Market (“Nasdaq”) rules. Mr. Kasel is not considered to be independent because of his positions as our President and CEO. In determining the independence of the directors, the Board also considered the independence criteria set forth in the Nasdaq rules as to compensation committee members before determining the independence of each of the members of the Compensation Committee, and also determined that all members of the Audit Committee qualify as “independent” for purposes of the rules promulgated under the Exchange Act specifically related to audit committee member independence. In making these determinations, the Board concluded that none of its directors or director nominees (other than Mr. Kasel) has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out a director’s responsibilities. In its independence review, the Board also considered transactions, relationships, and arrangements between each director or director nominee, and their respective immediate family members and the Company or senior management. The Company’s Corporate Governance Guidelines do not establish term limits that could deprive the Company of the insight developed by Board members over time, but rather provide for periodic reviews of each director’s performance. Additionally, except for special circumstances as may be determined by the Board, upon recommendation of the Nomination and Governance Committee, no director may be nominated for reelection to the Board if he or she would be age 75 or older at the time of election. As noted above, Mr. Foster is not standing for reelection at the Annual Meeting pursuant to this policy.
Board Leadership Structure
Under the Nasdaq rules, Mr. Foster, Chairman of the Board, qualifies as an “independent” director since his employment with the Company ended on May 27, 2008. The Board has evaluated Mr. Foster’s independence in the same manner as all other directors and strongly believes that he is “independent” and that his economic interests are more closely aligned with those of the Company’s shareholders than with those of management. Mr. Foster is not standing for reelection in 2022 as a result of the Company’s mandatory retirement policy. Although the Board does not necessarily object to combining the roles of Chairman of the Board and CEO, in recent years, the Board has chosen not to combine those positions because it believes that Mr. Foster’s depth of experience and his detachment from management make Mr. Foster the best qualified individual to serve as Chairman of the Board. Since the Chairman of the Board and CEO roles are not currently combined, the Board has determined there is no need for a “lead independent director” position. After the 2022 Annual Meeting, the Board will elect a new Chairman of the Board. The Board has determined that continued separation of the Chairman of the Board and CEO positions following Mr. Foster’s retirement is the most appropriate leadership structure for the Company.
Board Attendance
The Company’s Corporate Governance Guidelines include an expectation that all members of the Board then serving attend the annual meeting of shareholders. In 2021, each director then serving attended the 2021 Annual Meeting of Shareholders.
All of the directors attended 100% of the meetings of the Board and the committees on which they served in 2021 (to the extent such directors were serving on the Board or such committees at the times of those meetings).
Board’s Role in Risk Oversight
The Board is actively involved in overseeing risk management and provides oversight and monitoring of management’s assessment of major risks facing the Company and strategies for risk mitigation, including performing periodic reviews of the Company’s environmental, safety, cyber security, and data privacy programs, practices, and risk exposures. Operational and strategic presentations by management to the Board include consideration of the foregoing challenges and risks to the Company’s business, which are discussed by the Board and management at every regularly scheduled Board meeting. The Board also reviews and discusses management reports which specifically address risk topics. The CEO, assisted by senior management, is the “risk officer” responsible for managing and mitigating the Company’s risks.
In addition, each of our Board committees considers risks that are relevant to the areas within its jurisdiction. For example, the Audit Committee reviews with management and the independent public accountants and internal auditors significant risks and exposures, and reviews, assesses and oversees the steps management has taken to assess and manage such risks and exposures, particularly issues related to management policies and guidelines, financial reporting and control information services, business information services, business continuity, and physical asset conservation. The Audit Committee also assesses the adequacy of internal controls. The Compensation Committee is responsible for reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risks. On an annual basis, the Nomination and Governance Committee oversees risk by reviewing the structure and function of the Board committees. The full Board assesses cyber security risk and mitigation strategies, which include securing appropriate information security insurance coverage and reviewing the effectiveness of the Company’s information security training and compliance program. This program encompasses ongoing online training to identify and avoid hacking scams such as phishing and includes enhanced authentication procedures, endpoint protection software, and environment monitoring. The full Board also reviews environmental risks, including climate change, as part of its oversight of corporate sustainability initiatives.
Corporate Responsibility
The Company is committed to promoting the highest standards of environmental performance, corporate governance, and ethical behavior across our global operations while growing our business in a sustainable manner and investing in our people. The Board is responsible for the oversight and monitoring of management’s assessment of major risks and strategy for risk management, including performing periodic review of the Company’s environmental and safety programs and practices, Corporate Governance Guidelines, and Legal and Ethical Conduct Policy. The Board is regularly briefed on such matters and visits Company operations at least annually.
As part of its ongoing commitment to good corporate stewardship, in 2022 the Company created a new full-time employee role to focus on and enhance our sustainability and ESG initiatives. The function is designed to collaborate with the Board, senior leadership, investors, employees, customers, and societal and civic organizations to integrate ESG policies, frameworks, goals, and metrics into the Company’s business risk and opportunity strategies. This new role will lead cross-functional efforts to coordinate, execute, improve, and communicate the Company’s ESG efforts.
The Company has adopted safety and environmental policies in support of a culture of environmental, health, safety, and sustainability (“EHSS”) excellence that promotes the protection of the environment as well as the safety and health of our employees, business, customers, and communities where we operate. We endeavor to meet or exceed our environmental, health, and safety (“EHS”) goals. Among our core values are safety, teamwork, and innovation which we rely on to create more advanced solutions around sustainability. We also emphasize continual improvement in our EHS performance, particularly as it applies to preventing pollution and reducing the environmental impact of our operations while maximizing opportunities for environmental and social benefits.
We aim to incorporate environmental, financial, and social considerations into our internal risk management analyses. We continually strive to develop best practices in EHS management based on the internationally recognized standard, ISO 14001:2015. The Company’s EHSS systems are comprised of policies, procedures, and tools used to manage environmental performance in our facilities, including compliance, environmental footprint reduction, and pollution prevention. The system is a framework for setting and reviewing environmental objectives and targets, and focuses on environmental improvement programs. All facilities globally are required to implement the system, track progress, and perform self-audits.
The Company seeks to:
•	Minimize discharges to the air, water, and land;
•	Promote environmentally sound management of chemicals and all wastes;
•	Reduce or eliminate waste through prevention, reduction, recycling, and reuse;

•	Improve energy efficiency and reduce our greenhouse gas emissions;
•	Practice water conservation; and
•	Reduce impacts to ecosystems by promoting the sourcing of recovered, rapidly renewable, regional, bio-based, and/or environmentally preferable materials.
The Company strives to improve the impact we have on the environment and promote a safe workplace for our employees. Environmental, health, safety, and related initiatives are integrated into short- and long-term strategies across our various businesses, and we have reporting systems in place across the Company to capture data on an ongoing basis. For example, we track and evaluate greenhouse gas emissions, energy and water consumption, water reuse, waste generation, and recycling efforts. We set targets and programs each year and deliver value for our stakeholders.
Human capital management is key to the Company’s success. The Company is an equal opportunity employer and we seek to retain our employees through competitive compensation, benefits, and challenging work experiences with increasing levels of responsibility. The Compensation Committee is tasked with reviewing matters relating to human capital resources, including any human capital measures or objectives that management focuses on in managing the business to address the attraction, development, and retention of personnel, and provide guidance to the Board and management on these matters as the Committee deems appropriate. Management reports to the Board on succession planning, allocation of talent, and alignment of compensation. The Company routinely uses both internal and external professional services experts for employee training and talent development.
The Company believes in the principle of equal employment opportunity and the provision of a workplace free from discrimination and harassment in accordance with all applicable federal, state, and local laws and regulations. Additionally, the Company will also make reasonable accommodations for individuals with known disabilities who are otherwise qualified to perform a job. The Company aims to employ and advance in employment qualified women, minorities, individuals with disabilities, covered veterans, and other classes at all levels of employment. The Company has implemented initiatives to advance diversity and inclusion, including changes to recruitment, onboarding, and employee training, and has developed the Spark initiative, which is an employee resource group targeting all employees interested in furthering the mission of empowerment and professional growth of women in the workplace.
The Company cultivates and empowers talent through performance management, career planning/development, and succession planning, creating an environment for people to be successful in achieving our strategic plan through the following areas:
•
Talent Acquisition and Onboarding: The process of finding and hiring the best-qualified candidate (from within or outside of the organization) for a job opening, in a timely and cost-effective manner. The recruitment process includes analyzing the requirements of a job, meeting with hiring management to determine the appropriate qualifications and experience for the position, attracting qualified candidates to that job, providing opportunities to advance diversity in the workforce, screening and selecting applicants, hiring, and ultimately integrating the new employee to the organization. The Company has also instituted a learning management platform through LBF University that includes orientation curricula in addition to information regarding Company history, values, and key functional areas across the organization.

•
Development Planning: The proactive planning and implementation of action steps towards our employees’ career goals. Developmental experiences can consist of training, developing, mentoring, and coaching. The Company also encourages employee participation in key industry associations to enhance professional development.

•
Succession Planning: A process for identifying and developing employees with the potential to fill key business leadership positions within the Company are key to future success. Succession planning increases the availability of experienced and capable employees that are prepared to assume these critical roles as they become available. The Board participates in the process of identifying and developing talent to address future leadership needs of the Company.

•
Performance Management: An ongoing process of communication between a supervisor and an employee that occurs throughout the year, in support of accomplishing the strategic objectives of the organization, including identifying and addressing any gaps between performance and the Company’s core values.

Diversity
Although not part of any formal policy, our goal is to maintain a diverse Board, with directors possessing complementary and diverse skills, qualities, perspectives, and experiences who together can address the wide array of global, environmental, governance, and social issues which affect our Company. As of the Annual Meeting, assuming the current nominees are elected, the Board will consist of two female and seven male members, one of whom identifies as African American (Mr. Thompson). In connection with its oversight and focus on director refreshment, the Nomination and Governance Committee periodically reviews director skills, diversity, and tenure in order to ensure that the directors possess the ability to effectively address such issues, identify any gaps, and formulate plans to address the same. In 2020, the Board appointed a new director with previous chief executive officer experience to address a desired skillset and assist with succession planning. The Board discusses priorities with respect to diversity, covering a wide range of skills, experience, and background. In connection with the 2022 Annual Meeting of Shareholders, the retirement of Mr. Foster, and the departure of Mr. Vizi, the Board has nominated Mr. Kunz to add concrete and aggregates building products experience, and also nominated Mr. Thompson who brings extensive public company and finance experience to our Board.
Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	#
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Communications with Directors
Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Independent Directors; such parties may also email the Corporate Secretary at corporatesecretary@lbfoster.com. The Corporate Secretary of the Company will review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof or that otherwise require the Board’s attention. The Corporate Secretary may exclude items that are not related to Board duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; job inquiries and resumes; advertisements or solicitations; and surveys. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing are referred to the Audit Committee Chair who may direct such matters to the Company’s internal audit department or handle them in accordance with procedures established by the Audit Committee for such matters.
Board Committees
Historically, the Board has had three standing committees: the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee, each of which is comprised of independent directors, as defined by applicable SEC and Nasdaq rules. Each of the committees has a written charter approved by the Board. In October 2020, the Board created a standing Strategy Committee and approved a written charter for its operation to assist with the Company’s strategic review and transition of CEO duties from Mr. Bauer to Mr. Kasel. In December 2021, the Board determined to disband the Strategy Committee with the completion of the strategic review and appointment of Mr. Kasel as director, President, and CEO.
Audit Committee
The current members of the Audit Committee are Ms. Owen (Chair), Mr. Betler, and Mr. Rackoff. The Board has determined that each Audit Committee member is sufficiently proficient in reading and understanding the Company’s financial statements to serve on the Audit Committee, Ms. Owen is an “audit committee financial expert” as defined under applicable rules of the SEC, and each member is independent as defined by applicable Nasdaq and SEC rules.
The Audit Committee, which held five meetings during 2021, is responsible for reviewing: the Company’s audited financial reports and interim financial reports; the Company’s systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s Charter is posted on the Company’s investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab.
Compensation Committee
The current members of the Compensation Committee are Messrs. Purgason (Chair), Jungé, Rackoff, and Vizi.
The Compensation Committee, which held seven meetings in 2021, is responsible for approving and overseeing and, recommending, as deemed appropriate or advisable, to the Board for approval of, the Company’s compensation policies and objectives for officers. The Compensation Committee has the authority under its charter to delegate its authority, duties, and responsibilities (or functions) to one or more members of the Compensation Committee or the Board, and/or to the Company’s officers, when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Compensation Committee as a whole or is otherwise prohibited by law, regulation, or listing standard. The Compensation Committee has delegated authority to the Company’s CEO to grant restricted stock awards under the Predecessor Plan to non-executive employees in an amount not to exceed 15,250 shares. The Compensation Committee’s Charter is available at the Company’s investor relations website lbfostercompany.gcs-web.com under the “Governance” tab.
The Compensation Committee currently uses a “Comparator Group” of seventeen similarly-sized companies based on the recommendation of the Compensation Committee’s executive compensation consultant.
The Compensation Committee has authority to engage consultants, legal counsel, and other advisors, and retained Pay Governance, LLC (the “Consultant”) to provide consulting services on the Company’s executive compensation practices and appropriate levels of, and structures for, executive compensation. The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive, and consistent with our objectives. The Consultant is engaged directly by the Compensation Committee, regularly participates, as appropriate, in its meetings, including executive sessions of the Committee that exclude management, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of compensation awards. In addition, with respect to the CEO, the Consultant prepares specific compensation analyses for the Compensation Committee’s consideration. The CEO does not participate in the development of these analyses. The Consultant has served as the Committee’s independent compensation consultant since 2007, and the Committee believes that its Consultant is able to advise the Compensation Committee independent of management’s influence. For information regarding the role of consultant in non-employee director compensation, see “Nomination and Governance Committee.”
For the year ended December 31, 2021, the Consultant provided no services to the Company other than executive compensation consulting services to the Compensation Committee and non-employee director compensation consulting services to the Nomination and Governance Committee as described below. The Compensation Committee assessed the independence of the Consultant pursuant to SEC rules and concluded that the Consultant’s involvement does not raise a conflict of interest. At least annually, the Committee reviews the types of advice and services provided by the Consultant and the fees charged for those services. The Consultant reports directly to the Compensation Committee on all executive compensation matters; regularly meets separately with the

Compensation Committee outside the presence of management; and speaks separately with the Compensation Committee chair and other Compensation Committee members between meetings, as needed.
The Compensation Committee gives significant weight to the CEO’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when their compensation is being determined. The CEO is not present when his compensation is being determined.
Consideration of Risk Within Compensation Arrangements
In designing incentive plans, the Company attempts to mitigate risk by avoiding unintended compensation windfalls. Attention is devoted to avoiding incentives that may encourage excessive risk-taking.
The Compensation Committee has considered whether other elements of the executive compensation program promote risk taking at levels that are unacceptable to the Company. The Compensation Committee considered the following factors related to risk:
•	Compensation philosophy that targets salaries and incentives at the market median;
•	The use of a capital-based performance metric, Return on Invested Capital (“ROIC”), which holds executives accountable for the efficient use of Company capital;
•	Short-term and long-term performance-based incentive awards that are capped;
•	Long-term equity incentives allocated to two separate vehicles (restricted stock and performance share units) with a performance or time vesting period of at least three years in length;
•
The use of a mix of performance metrics in our annual and long-term incentive programs, including ROIC, Working Capital as a Percentage of Sales, Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) and Compound Annual Growth Rate of Earnings from continuing operations (“Earnings CAGR”);

•	Anti-hedging and anti-pledging policies;
•	Stock Ownership Policy; and
•	Incentive Compensation Recoupment (“clawback”) Policy.
The Company believes that the above factors, as well as the overall governance and administration of the executive compensation program, serve to manage risk in a manner that is acceptable to the Company and its shareholders and that such compensation policies and practices do not encourage our executives or other employees to take excessive risks that are reasonably likely to have a material adverse effect on the Company.
For more information regarding the Compensation Committee’s processes and procedures for setting executive compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Nomination and Governance Committee
The current members of the Nomination and Governance Committee are Ms. Rowland (Chair), Messrs. Jungé, and Purgason, and Ms. Owen.
The Nomination and Governance Committee, which met on six occasions in 2021, is responsible for overseeing corporate governance, proposing director nominees to the full Board, recommending which directors should serve on various Board committees, and recommending who should serve as Chairman of the Board and chairman of each of the Board’s committees. The Nomination and Governance Committee also recommends to the full Board appropriate compensation for non-employee directors.
The Nomination and Corporate Governance Committee endeavors to maintain a diverse Board consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board to provide meaningful counsel to, and oversight of, management, including, without limitation, possession of such knowledge, experience, skills, diversity, expertise, integrity, ability to make independent analytical inquiries, understanding of the Company’s global business environment, and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company. The Nomination and Governance Committee recommends to the full Board nominees who will create and maintain a Board that satisfies applicable legal and regulatory requirements. In support of these goals, the Nomination and Governance

Committee oversees the directors’ continuing education, which includes seminars focused on strategic and governance issues and discussions with outside advisors. The Nomination and Governance Committee, with the Chairman of the Board, oversees an annual evaluation of the Board’s performance. The Nomination and Governance Committee’s Charter is available on the Company’s investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab.
Candidates for nomination to the Board may be suggested by current directors, management, shareholders, or a third-party search firm engaged to assist with director recruitment. Mr. Kunz was identified as a director candidate by the Company’s largest shareholder, and Mr. Thompson was recruited through referrals and professional association networking. When a vacancy occurs or is anticipated, the Nomination and Governance Committee may engage a third-party search firm to identify candidates based upon the skills, experience, and qualifications that it seeks in potential candidates. Once candidates have been identified, the Nomination and Governance Committee generally evaluates the diverse and complementary skills, experiences, perspectives, and qualifications, conducts an interview process, and makes recommendations to the Board for election. This evaluation process was followed with respect to Messrs. Kunz and Thompson. In addition, Mr. Kunz’s and Mr. Thompson’s self-identified diversity characteristics and skills were considered among many attributes that the Board and the Nomination and Governance Committee concluded would help foster greater innovation, unique thinking, and stronger governance by the Board as a whole. The Committee routinely reviews director refreshment in the context of anticipated vacancies and changing needs of the Company. Refreshment discussions are led by the Committee Chair.
In selecting nominees for election to the Board, the Nomination and Governance Committee will consider submissions from shareholders and will consider and evaluate shareholder-recommended nominees with the same weight and with the same process as other nominees. A shareholder wishing to recommend a nominee may notify the Corporate Secretary or any member of the Nomination and Governance Committee in writing and provide the information required by Section 2.05 of the Company’s Bylaws, including the following:
•
Timely written notice to the Corporate Secretary of the Company. The deadlines for providing notice to the Company of a proposed director nomination at our next Annual Meeting are set forth in the Company’s Bylaws and summarized in “Additional Information.”

•
The notice provided to the Corporate Secretary must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

•
The notice provided to the Corporate Secretary must include a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the shareholder proponent and the beneficial owner, if any, on whose behalf the nomination is made, and each proposed nominee.

•	The notice provided to the Corporate Secretary must include a completed and signed questionnaire, representation, and agreement as provided in Section 2.05(c) of the Company’s Bylaws.
•
Such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, Attn: Corporate Secretary. Please see “Additional Information” on page 63 for the applicable deadlines for submitting proposals relating to director nominations. The foregoing summary of our shareholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of the Company’s Bylaws that has been publicly filed with the SEC and is available at www.sec.gov.
Non-Employee Director Compensation
The Nomination and Governance Committee determines appropriate levels of compensation for our non-employee directors by reviewing surveys and data from other publicly-traded companies and conferring with other directors, and outside advisors as necessary, to obtain information on competitive compensation practices. The Nomination and Governance Committee uses this information as a tool to determine appropriate levels of non-employee director compensation. The Nomination and Governance Committee then makes recommendations regarding non-employee director compensation to the Board for approval, which recommendations have included reduction in compensation, maintenance of current levels, and increases consistent with industry and peer practice. The Committee most recently commissioned a director compensation assessment by Pay Governance, the Compensation Committee’s independent consultant, in February of 2018 and 2020. Pay Governance compared the Company’s directors’ compensation levels and program practices to those of the Company’s comparator group and a broader set of over 150 general industry companies of similar size to L.B. Foster. Pay Governance also informed the Nomination and Governance Committee of current trends and practices in directors’ compensation, which includes shareholder approval of equity award limits applicable to director grants. While a compensation increase was approved in February 2020, due to the uncertainty regarding the potential impact of the Covid-19 pandemic on the Company, the Board voted to rescind the increase and maintain the prior year’s compensation levels. The compensation remained unchanged at 2019 levels throughout 2021.
Strategy Committee
The Strategy Committee, which met on six occasions in 2021, was formed in 2020 to assess specific strategic goals and objectives and supplement the full Board’s annual strategic plan review. In December 2021, with the corporate strategy review and the transition of chief executive officer responsibility from Mr. Bauer to Mr. Kasel completed, the Board determined to disband the Strategy Committee and return the responsibility for strategic oversight to the full Board. The 2021 members of the Strategy Committee were Messrs. Vizi (Chair), Betler, and Bauer and Ms. Rowland. A majority of the members of the Strategy Committee were required to be independent under applicable SEC and Nasdaq rules.
Additional Corporate Governance Matters
Director Education
The Company is committed to providing directors with opportunities and resources for continuing education for corporate governance and business-related issues as may be appropriate, and routinely has third parties provide presentations on current legal, governance, compensation, and accounting matters during Board meetings. The Nomination and Governance Committee disseminates continuing education materials collected by directors and provides time for directors to discuss issues and best practices addressed in seminars or programs with the other directors on a regular basis.
Board Assessment
The Board assesses the effectiveness of the Board and its committees on an annual basis through an evaluation process that involves engagement with individual directors, each committee, and the Board as a whole. The assessment addresses topics such as structure and effectiveness of meetings, membership, materials and communications, and director duties and responsibilities. In addition, each director evaluates the performance characteristics of every director and the Chair, who then engages in candid discussions with each member regarding the feedback.
Code of Conduct and Ethics
The Company adopted a code of conduct and ethics that applies to all the Company’s directors, officers, and employees, including its CEO, chief financial officer and chief accounting officer. We have posted a current copy of the code, entitled “Legal and Ethical Conduct Policy,” on our investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab.
Stock Ownership Guidelines for Non-Employee Directors
Within five years of first being elected to the Board, the Company’s non-employee directors are expected to own Company common stock equal to four times their respective annual cash compensation for services as a director. All non-employee directors serving in 2021 were compliant with these Guidelines.
Transactions With Related Parties
The Company is not aware of any transaction since the beginning of 2021, or any currently proposed transaction, in which the Company was, or is to be, a participant and the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers, five percent shareholders, or certain family members of any of the foregoing persons or business entities with which such persons are affiliated had or will have a material interest, directly or indirectly. The Company’s written Legal and Ethical Conduct Policy generally addresses the topic of conflicts of interest, which includes transactions qualifying as “related party transactions.” In addition, on an annual basis, the Company requires each director, executive officer, and salaried employee to disclose in writing any situations which may give rise to a conflict of interest. The Company’s Internal Audit Department reviews and summarizes any such disclosures. The Audit Committee Charter provides that the Audit Committee is responsible for reviewing and, if appropriate, approving related party transactions as defined under Item 404 of SEC Regulation S-K. A review of potential related party transactions is undertaken by the Company’s Internal Audit Department and the General Counsel based on annual disclosures made by management and directors, supplemented from time to time based upon changing circumstances, and the Audit Committee is updated at every regular meeting with respect to any such transactions that require consideration.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee are independent directors, and none are present or past employees or officers of the Company or any of its subsidiaries. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. The Company’s executive officers have not served on the Board or Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s officers and directors and person who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of such securities with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any known late filings or failures to file.
Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to the Company’s officers, directors and more than 10% shareholders were satisfied.
Anti-Hedging and Anti-Pledging Policy
The Company’s Insider Trading Policy recognizes that hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, and employees are prohibited from engaging in any such transactions. This Policy similarly prohibits directors, officers, and other employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
In this Compensation Discussion and Analysis (“CD&A”), we summarize the compensation awarded to our executive officers listed in the Summary Compensation Table on page 49. We refer to these executive officers as our “named executive officers” or “NEOs.”
For 2021, the NEOs were:
NAME	TITLE
John F. Kasel(1)	President and Chief Executive Officer
Robert P. Bauer(2)	Former President and Chief Executive Officer
William M. Thalman(3)	Senior Vice President and Chief Financial Officer
James M. Kempton(4)	Former Controller and Principal Accounting Officer
Patrick J. Guinee	Senior Vice President, General Counsel, and Corporate Secretary
Brian H. Kelly	Senior Vice President, Human Resources and Administration
Gregory W. Lippard	Senior Vice President - Rail
(1)	Mr. Kasel was appointed President and Chief Executive Officer on July 21, 2021. Prior to that date he served as Senior Vice President and Chief Operating Officer.
(2)	Mr. Bauer resigned his positions of President and Chief Executive Officer on July 21, 2021, and continued to be employed as Special Advisor to the CEO until December 31, 2021, his retirement date.
(3)	Mr. Thalman became Senior Vice President and Chief Financial Officer on March 1, 2021.
(4)	Mr. Kempton performed the duties of Chief Financial Officer on an interim basis from January 1, 2021 through February 28, 2021. He resigned from the Company effective November 2, 2021.
Executive Summary
Our Compensation Principles and Objectives
The Company’s Compensation Committee (referred to in this CD&A as the “Committee”) maintains a compensation philosophy that:
•	Facilitates the attraction and retention of talented and qualified executives; and
•
Seeks to align executive compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate. (For each financial measure, we include a footnote that provides an explanation of how such measure is calculated at the end of the CD&A.)

To this end, the Company’s executive compensation program is designed to be balanced and reasonable and allow the Company to attract and retain the best talent available. Compensation opportunities are determined with reference to the 50th percentile or median of the market for positions of similar responsibility. In designing our plans, we do not use highly-leveraged incentives that we believe could drive risky short-term behavior.
Our Compensation Practices
The Committee has implemented the following practices with respect to the Company’s executive compensation program:
OUR PRACTICES INCLUDE:
☑	Committee Independence. The Committee consists of independent directors and reserves time at each meeting to meet in executive session without management present.

☑
Independent Compensation Consultant. The Committee has engaged its own independent compensation consultant (Pay Governance) and annually assesses the consultant’s performance, fees, and independence, including whether any type of conflict of interest exists.

☑
Goal Setting and Performance Evaluation for CEO and Other NEOs. The Committee, with the input of the full Board, engages in formal goal setting and performance evaluation processes for both the CEO and other NEOs. The CEO participates in this process with respect to other NEOs.

☑
Peer Group. The Committee has established formal selection criteria for its comparator peer group companies listed on page 37 (the “Comparator Group”) and annually evaluates the composition of the Comparator Group to ensure the appropriateness of its component companies.

☑
Pay for Performance. Our metrics are reviewed and selected by the Committee from a list of possible metrics authorized by the shareholder-approved Predecessor Plan and the Executive Annual Incentive Compensation Plan (the “Annual Plan”).

☑
Tally Sheets. In order to make well informed compensation decisions, the Committee reviews tally sheets that include an executive’s current and historical compensation amounts, stock ownership, and retirement amounts, as well as amounts owed by the Company upon various termination scenarios.

☑
Double Trigger Change-In-Control. We provide double trigger change-in-control protection to our executive officers, which means they may be entitled to severance of up to one or two times base salary and bonus only in the event of both a change-in-control of the Company and a qualifying employment termination (“double trigger”). Restricted stock awards also provide for double trigger change-in-control vesting.

☑	Share Ownership Guidelines. We maintain rigorous share ownership guidelines, which are applicable to all executives and non-employee directors.
☑
Clawback Policy. We have an executive recoupment policy that applies to our incentive arrangements in the event that our financial statements are restated due to material non-compliance with financial reporting requirements and the Committee determines that an incentive award recipient is culpable for such restatement.

☑
Risk Mitigation. We mitigate undue risks associated with compensation through the use of caps on potential incentive payments; maintaining clawback provisions, anti-hedging, anti-pledging, and stock ownership policies and guidelines; retention provisions in equity grants; and multiple performance metrics that focus on profitability and capital efficiency.

☑	Annual Say on Pay Vote. Our NEO compensation program is presented to shareholders for an advisory vote on an annual basis.
OUR PRACTICES EXCLUDE:
☒
Executive Employment Agreements. We do not, as a standard practice, provide executives with employment agreements and currently do not have any in place. During 2021, in connection with the transition of President and Chief Executive Officer duties from Mr. Bauer to Mr. Kasel, the Company entered into a Retirement Agreement with Mr. Bauer where he resigned the positions of President and Chief Executive Officer on July 21, 2021, and assumed the position of Special Advisor to the Chief Executive Officer through December 31, 2021, on which date he retired.

☒	Dividend Equivalents on Unearned Performance Share Unit Awards. We do not provide dividends or dividend equivalents on unearned performance share unit (“PSU”) awards.
☒	Tax Gross-Ups on Perquisites or Severance. We do not provide any tax gross-up payments to cover personal income taxes on perquisites or severance benefits related to a change-in-control.
☒	Hedging and Pledging. We do not permit hedging or pledging transactions in the Company’s stock, pursuant to our Insider Trading Policy.
Elements of Compensation
Executive officers’ compensation includes base salary, annual cash incentive awards, and equity-based long-term incentive awards. The Committee aligns a significant portion of executive officer compensation with the

Company’s performance relative to pre-established performance goals based on stated Company financial objectives, which are designed to drive the creation of long-term value for our shareholders. The Committee administers both short-term and long-term incentive compensation plans within its executive compensation structure, and the main features of the executive compensation program are as follows:
•	Base salaries, which represent competitive fixed compensation and reflect the executive’s experience, responsibilities, and expertise.
•
Short-term cash incentive awards, issued pursuant to the Annual Plan in which payment is contingent on meeting annual financial performance goals that align with an executive’s responsibilities. The Committee authorized the 2021 Annual Plan (the “2021 Annual Plan”). The performance criteria used for the 2021 Annual Plan were:

○	2021 Corporate and Operating Unit Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”);[3] and
○	2021 Corporate and Operating Unit Working Capital as a Percentage of Sales.[4]
•
Long-term incentive awards are heavily weighted toward performance, with 66% of the target long-term incentive opportunity granted in the form of PSUs that are paid, if earned, based on the achievement of pre-determined corporate level performance goals over a three-year period, and 34% of the target long-term incentive opportunity granted in the form of time-vested restricted stock, which vests ratably in one-third installments over a three-year period from grant. All long term incentive equity awards were made under the Company’s shareholder-approved Predecessor Plan. From time to time, the Company may approve additional retention or incentive awards. In 2021, the Company approved a special Performance-Based Stock Award Incentive Program and awards to certain officers which are described below.

•
The performance goals used for the 2021 PSU awards were two equally-weighted metrics of 2021-2023 Average Return on Invested Capital (“ROIC”)[2] and 2021-2023 Cumulative EBITDA (“Cumulative EBITDA”),[1] each measured over a three-year period. The Cumulative EBITDA target is set in a manner that requires growth in Company profitability over a three year period.

•
The 2021 Annual Plan and the 2021 PSUs provide the Committee with the discretion to recoup previously paid awards from individuals whose actions were deemed to have resulted in a restatement or adjustment to the Company’s financial results.

•
The Company maintains a Key Employee Separation Plan (the “Separation Plan”) that provides officers with severance in the event of both a change-in-control and qualifying employment termination. The Separation Plan does not contain any single trigger payments or tax gross-ups, and severance is capped at one or two times base salary and bonus, depending on the executive.

Annual and long-term performance goals are approved by the Committee at the beginning of each year after consideration of the Company’s prior year performance, budgeted performance for the performance period, and anticipated market and economic conditions for the performance period.
Results of 2021 Shareholder Vote on Named Executive Officer Compensation
In May 2021, we held a shareholder advisory vote on the compensation paid to our NEOs, which resulted in the approval by a significant margin of the 2020 compensation paid to our NEOs, with approximately 84% of votes cast in favor of our say-on-pay proposal. Based on this feedback, and as the Company evaluated its compensation policies and practices throughout the remainder of 2021, our Board chose to make no significant changes to our existing executive incentive programs.
In connection with the Committee’s determination of 2021 executive compensation, the Company was mindful of the strong support our shareholders expressed for our pay-for-performance philosophy, which is designed to link the compensation paid to our executive officers, including NEOs, to the Company’s financial and share performance in order to ensure that we are delivering value to our shareholders and not merely performing well against our peers.
The remainder of this CD&A is divided into three parts:
1.	Summary of 2021 Compensation Arrangements, which provides a brief summary of how the Company determines executive compensation for the NEOs;

2.	Overview of Compensation Framework, which reviews in greater detail overall considerations in determining executive pay, as well as the key elements of 2021 executive compensation at the Company; and
3.	Other Compensation Practices, which apply to our NEOs’ other compensatory arrangements.
Summary of 2021 Compensation Arrangements
Determining the Chief Executive Officer’s Compensation
On July 21, 2021, Mr. Kasel replaced Mr. Bauer as President and CEO. Prior to that date, Mr. Kasel was COO. Mr. Bauer remained employed as Special Advisor to the CEO until December 31, 2021, when he retired. The compensation of Messrs. Kasel and Bauer were adjusted in July 2021 as a result of this change in responsibility as further described below.
The compensation of our CEO role generally consists of three major components: base salary, annual cash incentives, and long-term incentives in the form of equity awards. Mr. Bauer was paid a base salary at an annual rate of $635,000 until July 21, 2021, at which time his annual salary rate was reduced to $526,461. Mr. Kasel was paid a base salary at an annual rate of $441,461 until July 21, 2021, at which time his annual salary rate was increased to $550,000.
Mr. Bauer’s 2021 annual cash incentive awards were calculated relative to performance goals established at the beginning of the performance period and as described under the 2021 Annual Plan on pages 40-42. Mr. Bauer’s target annual incentive opportunity was 100% of base salary for 2021. Mr. Kasel’s target cash incentive award was established at 60% at the beginning of the performance period, but upon assuming the CEO role, was adjusted to 100% of his new base salary on a pro rata basis. As a result of the Company’s performance in 2021 as further described below. Mr. Bauer earned an aggregate annual cash incentive payout of $468,987 and Mr. Kasel earned an annual cash incentive of $314,386, which amounts are reflected in the Summary Compensation Table on page 49.
Mr. Bauer’s long-term incentive equity award target for 2021 was $1,000,000, while Mr. Kasel’s target was initially established at $440,000 in his role as COO, but was adjusted upon becoming CEO to $600,000.
The compensatory arrangements of both Messrs. Bauer and Kasel were established based on the guidance of the Company’s executive compensation advisor and after consideration of the market and Comparator Group.
Determining Compensation for Other Named Executive Officers
Each of our other NEOs, other than Messrs. Bauer and Kasel, is a leader of an individual business or function of the Company. All report directly to the CEO except for Mr. Kempton who was the Controller and Principal Accounting Officer and performed the duties of Chief Financial Officer after the resignation of Mr. Maloney. The CEO develops the objectives that each individual member of the executive management team is expected to achieve, against which the NEO’s performance is assessed. These objectives are reviewed with the Committee at the beginning of each year and are derived largely from the Company’s annual financial and strategic planning sessions in which the other NEOs participate and the Board reviews. The CEO leads the assessment of each other NEO’s individual performance against these objectives, as well as the Company’s overall performance and the performance of each NEO’s business or function. The CEO then makes a compensation recommendation to the Committee for each NEO in consultation with the Company’s SVP, Human Resources and Administration. The NEOs, including the CEO, do not participate in the final determination of their own compensation.
As discussed above, the Company’s general process involves using proxy statement data from the Comparator Group companies, a compensation survey, and the input of the independent compensation consultant, to determine competitive compensation levels for the NEOs and the other executive officers of the Company. As with the CEO, the NEOs’ compensation consists of three major components: base salary, annual cash incentives, and long-term incentives in the form of equity awards.
Determination of base salaries for the non-CEO NEOs is described further on page 39. Annual cash incentive awards for these NEOs were determined in accordance with the 2021 Annual Plan, as described on pages 40-42, and their long-term incentive equity awards were granted in accordance with the long-term incentive program (the “LTIP”), as described on page 42.

Overview of Compensation Framework
The Company seeks to attract and retain talented and qualified executives through the use of compensation programs that are balanced and competitive. The Committee pursues this goal through its approval of executive officer compensation and, in the case of the CEO, recommending that the Board ratify his compensatory arrangements. The Committee’s executive compensation philosophy is to align compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate.
The Committee generally aligns executive officer compensation with the Company’s performance in order to drive short-term achievement and create long-term shareholder value. Our compensation program reflects the goals of consistent behavior and balancing short and long-term interests. Due to the Company’s product mix and distinct manufacturing and distribution businesses, our Company does not have true “peers” among publicly-traded companies and, for this reason, the Committee believes that Company-specific performance measures, as opposed to performance goals measured relative to peer company performance, are most appropriate to incentivize management to achieve the business goals of the Company. Further, annual and long-term performance measures include a mix of factors to avoid over-emphasis on any single measure. A significant portion of the executive officers’ potential compensation is variable and earned under incentive plans that are based on the Company’s performance and the value delivered to the Company’s shareholders.
The Use of Market Compensation Data
The Committee’s objective is to pay executives fairly and competitively. Executive pay is measured against the Comparator Group and other market data (described below) to confirm that compensation is within the range of competitive practices.
Each year, to assist in its compensation decisions to determine market rates for overall compensation and each pay component, the Committee reviews market data drawn from the following sources: (i) survey data from Willis Towers Watson and (ii) the compensation practices of the Comparator Group.
As stated above, the Committee does not believe the Company has true “peers” among publicly-traded organizations. Accordingly, the Committee reviews the compensation of certain publicly-traded companies that it believes are most comparable to the Company. The Comparator Group was selected based on the following criteria:
•	Revenues and assets ranging from approximately one-half to double those of the Company;
•	Market capitalization of less than $1.5 billion at the time of review by the Committee;
•	Generally less than 4,000 employees;
•	Lower gross margins and higher asset turnovers, likely indicating a distribution business element; and
•	Industry sector generally composed of materials and industrial companies.
The Committee used the following 17 Comparator Group companies for 2021 executive compensation purposes:
Tredegar Corporation Corporation	Hawkins, Inc.	Orion Group Holdings, Inc.
Ampco-Pittsburgh Corporation	LSI Industries, Inc.	Quanex Building Products Corporation
CIRCOR International, Inc.	Manitex International, Inc.	Insteel Industries, Inc.
Columbus McKinnon Corporation	NN, Inc.	Synalloy Corporation
Newpark Resources, Inc.	Haynes International, Inc.	Twin Disc, Incorporated
The Gorman-Rupp Company	Northwest Pipe Company
Role of the Compensation Committee in Establishing Objectives
The Company’s overall executive compensation program is intended to create long-term value by retaining and rewarding outstanding leaders and motivating them to perform at the highest level. Incentives are designed to reward financial and operating performance. After considering the compensation practices of the Comparator Group and the Willis Towers Watson compensation survey, the Committee exercises its judgment in making decisions on individual executive compensation components, including the amount and allocation of compensation. The Committee annually reviews and, if appropriate, adjusts these compensation components based on market and business conditions.

The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation. Each year, the Committee identifies a variety of financial metrics and establishes rigorous annual and three-year performance goals as the basis for motivating and rewarding executives and aligning compensation with the performance of the Company.
If the Company’s performance exceeds our goals and expectations, the incentive plans pay above the targeted level. If the Company’s performance falls below our goals and expectations, the incentive plans pay either below the targeted level, or nothing if threshold performance is not met. The 2021 Annual Plan and the PSU component of the LTIP include payout limits to prevent excessive payments and discourage executives from taking excessive risk with the business that may be contrary to the best interests of the Company and its shareholders. In 2021, potential compensation for current NEOs was allocated among each compensation element as follows (shown on an average basis), including annual awards and any special or retention awards (such as 2021 performance-based stock incentive awards, new hire awards, and promotional awards), and for Messrs. Bauer and Kasel, reflects potential compensation awarded to them in their roles as CEO only.

Robert P. Bauer
29.3%
29.3%
41.4%
Fixed Cash Base Salary
Cash Target Annual Incentive Income
Long-Term Target Equity Compensation

John F. Kasel
37.4%
31.3%
31.3%
Fixed Cash Base Salary
Cash Target Annual Incentive Income
Long-Term Target Equity Compensation

All Other NEOs
42.0%
38.7%
19.3%
Fixed Cash Base Salary
Cash Target Annual Incentive Income
Long-Term Target Equity Compensation

Notes:
•	Fixed cash base salary earned in 2021 as disclosed in the Summary Compensation Table on page 49.
•	Annual and long-term incentive percentages are calculated based on salary disclosed in the Summary Compensation Table on page 49, with the annual and long-term incentives reflected at target.
Compensation Elements
Compensation of our NEOs includes base salary, annual cash incentive awards, and long-term equity awards paid under the LTIP. In 2021 when Mr. Kasel was appointed CEO and Mr. Bauer transitioned to the role of Special Advisor to the CEO until his retirement on December 31, 2021, Mr. Bauer’s base salary was reduced and Mr. Kasel’s was increased by that same amount. Mr. Kasel’s new base salary and other incentive compensation was determined by the Compensation Committee after conferring with its independent compensation consultant, taking into consideration Mr. Kasel’s experience, Comparator Group companies’ practices, the Company’s compensation practices as described above, and the Company’s overall budgeted and forecasted compensation spending plan.
In connection with his retirement, Mr. Bauer and the Company entered into a Retirement Agreement providing for his transition to the role of Senior Advisor to the Chief Executive Officer from July 21, 2021, through December 31, 2021 (the “Retirement Date”). In consideration of Mr. Bauer’s execution and non-revocation of a general release of claims against the Company (the “Release Agreement”) and his compliance with certain non-compete, non-solicitation, and non-disparagement covenants and other provisions of the Retirement Agreement, as provided under the 2006 Predecessor Plan and applicable award agreements, Mr. Bauer received (i) the accelerated vesting, to the extent unvested, of his outstanding restricted stock awards effective on the Retirement Date, (ii) Pro-Rata Vesting (the ratio of the number of complete months Mr. Bauer was employed during the applicable performance period through the Retirement Date to the total number of months in the applicable performance period) of Mr. Bauer’s outstanding performance share unit awards effective on the Retirement Date to be paid, if earned, subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of the applicable performance period, (iii) payment, if earned, of the annual cash incentive bonus award for the performance period of January 1, 2021 through December 31, 2021, subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of such performance period as provided in the Executive Annual Incentive Compensation Plan and related documents, and (iv) payment of his accrued balance under the Company’s Supplemental Executive Retirement Plan pursuant to an “Early Retirement” as defined therein in accordance with the terms of such plan. Mr. Bauer is not entitled to any separation benefit under the Separation Plan.
Base Salary and 2021 Salary Increases Due to Uncertainty Regarding the COVID-19 Pandemic
Base salaries are reviewed annually and any increases are effective on March 1 for all NEOs. In 2021, Mr. Lippard’s salary was increased from $289,593 to $318,552 to reflect his increased responsibility as Senior Vice President - Rail. In addition, as described above, with the transition of CEO duties from Mr. Bauer to Mr. Kasel, the base salaries of Messrs. Kasel and Bauer were adjusted for the remainder of the year, with Mr. Bauer receiving a decrease and Mr. Kasel and increase. There were no changes to base salary in 2021 for the other NEOs.
2021 Annual Plan
The 2021 Annual Plan was designed to provide performance-based cash compensation for the performance period of January 1, 2021 through December 31, 2021 and align NEO compensation with the achievement of performance goals that support the Company’s business strategy. The Committee approved the following 2021 performance measures and goals for the awards under the 2021 Annual Plan:
•	2021 Corporate and Operating Unit Adjusted EBITDA[3]
•	2021 Corporate and Operating Unit Working Capital as a Percentage of Sales[4]
To determine an NEO’s annual incentive opportunity, base salary is multiplied by a target percentage to obtain a target award. Target percentages for each NEO’s position approximate the market median. For this 2021 Annual Plan, each NEO was assigned the following target opportunity expressed as a percentage of base salary:
Name	Target (as a Percentage of Base Salary)
Robert P. Bauer(1)	100%
John F. Kasel(2)	60%
William M. Thalman	55%
James M. Kempton(3)	40%
Patrick J. Guinee	50%
Brian H. Kelly	50%
Gregory W. Lippard	50%
(1)
Mr. Bauer’s annual incentive opportunity and payout were based on his base salary prorated with regard to his salary as President and CEO from January 2021 to July 2021 and his reduced salary from as Special Advisor to the CEO from July 2021 through his retirement date of December 31, 2021.

(2)	When Mr. Kasel was appointed President and CEO on July 21, 2021 his Target Percentage was adjusted to 100% of his new base salary on a pro rata basis.
(3)	Mr. Kempton resigned from the Company on November 2, 2021, forfeiting his right to at 2021 Annual Plan payout.
The table below illustrates the 2021 performance measures and weighting applicable to the 2021 Annual Plan, as assigned to each NEO:
Performance Metric	Robert P. Bauer	John F. Kasel	William M. Thalman	James M. Kempton	Patrick J. Guinee	Brian H. Kelly	Gregory W. Lippard
Corporate Adjusted EBITDA	75%	75%	75%	75%	75%	75%	30%
Working Capital as a Percentage of Sales (Corporate and Rail, as applicable)	25%	25%	25%	25%	25%	25%	20%
Operating Unit (Rail) Adjusted EBITDA	0%	0%	0%	0%	0%	0%	50%

The actual individual payments to NEOs are calculated based on individual NEO target award opportunity multiplied by the actual level of attainment of each performance metric relative to performance goals established at the beginning of the performance period. The 2021 performance goals and payout percentage for each metric are summarized below:
Corporate & Operating Unit Adjusted EBITDA Performance and Payout Ranges
2021 Corporate & Operating Unit (Rail) Adjusted EBITDA as a % of Target Performance Goal	2021 Payout Range
130% and over	200%
100%	100%
70%	50%
Less than 70%	0%
2021 Actual Attainment	2021 Payout as % of Target
Corporate
75.8%	59.7%
Rail
91.4%	85.7%
Corporate and Operating Unit Working Capital as a Percentage of Sales Performance and Payout Ranges
2021 Working Capital as a % of Sales Goals	2021 Payout Range
86% and under	200%
100%	100%
121.5%	50%
Greater than 121.5%	0%
2021 Actual Attainment	2021 Payout as % of Target
Corporate
93.5%	140.9%
Rail
104.0%	90.7%
Corporate Adjusted EBITDA Target and Actual Performance and 2021 Payout
	2021 Target Performance Goal (in millions)	2021 Actual Performance (in millions)	2021 Payout as a % of Target
Mr. Bauer	$25.3	$19.1	59.7%
Mr. Kasel	$25.3	$19.1	59.7%
Mr. Kempton	$25.3	$19.1	59.7%
Mr. Thalman	$25.3	$19.1	59.7%
Mr. Guinee	$25.3	$19.1	59.7%
Mr. Kelly	$25.3	$19.1	59.7%
Rail Adjusted EBITDA Target and Actual Performance and 2021 Payout
	2021 Target Performance Goal (in millions)	2021 Actual Performance (in millions)	2021 Payout as a % of Target
Mr. Lippard	$23.8	$21.8	85.7%

Corporate Working Capital as a Percentage of Sales Target and
Actual Performance and 2021 Payout
	2021 Target Performance Goal	2021 Actual Performance	2021 Payout as a % of Target
Mr. Bauer	22.8%	21.3%	140.9%
Mr. Kasel	22.8%	21.3%	140.9%
Mr. Kempton	22.8%	21.3%	140.9%
Mr. Thalman	22.8%	21.3%	140.9%
Mr. Guinee	22.8%	21.3%	140.9%
Mr. Kelly	22.8%	21.3%	140.9%
Rail Working Capital as a Percentage of Sales Target and
Actual Performance and 2021 Payout
	2021 Target Performance Goal	2021 Actual Performance	2021 Payout as a % of Target
Mr. Lippard	22.7%	23.6%	90.7%
Impact of the COVID-19 Pandemic on the 2021 Annual Plan
The impact of the COVID-19 pandemic on the business was ongoing through 2021 with fluctuating infection numbers from different variants of the virus. Although there was some recovery in our businesses, challenges continued with respect to protecting employees, customer demand, labor shortages, and changing federal, state, provincial, and local health department and other regulatory orders and requirements, including evolving customer and supplier protocols, in order to maintain operations. Management continued appropriate actions to continue operations while adjusting safety measures to protect the health of its employees, including with regard to its Pandemic Action Plan, enhanced cleaning protocols, mask requirements, social distancing, quarantine periods, reconfiguration of workspaces, rotations for offices, temperature screenings, and remote work where appropriate.
Actual cash incentive awards earned and paid to the NEOs under the 2021 Annual Plan are included in the Summary Compensation Table on page 49.
The 2021 Annual Plan results were calculated as set forth below for Messrs. Kasel, Bauer, Thalman, Kempton, Guinee, and Kelly:
2021 Plan Metric	2021 Payout as a % of Target	2021 Plan Component Weighting	Weighted 2021 Payout as a % of Target
Corporate Adjusted EBITDA	75.8%	75%	59.7%
Corporate Working Capital as a % of Sales	93.5%	25%	140.9%
Total 2021 Payout as a % of Target			80.0%
The 2021 Annual Plan results were calculated as set forth below for Mr. Lippard:
2021 Plan Metric	2021 Payout as a % of Target	2021 Plan Component Weighting	Weighted 2021 Payout as a % of Target
Operating Unit (Rail) Adjusted EBITDA	91.4%	50%	85.7%
Rail Working Capital as a % of Sales	104.0%	20%	90.7%
Corporate Adjusted EBITDA	75.8%	30%	59.7%
Total 2021 Payout as a % of Target			78.9%
Long-Term Incentive Plan
2021 Long-Term Incentive Awards
The LTIP under the Predecessor Plan provides (i) NEOs with an incentive to remain with the Company, (ii) a means for NEOs to build ownership in the Company, and (iii) alignment with the value of NEOs’ awards and the

Company’s long-term financial performance. In 2021, the Committee approved annual grants of equity to each NEO, consisting of two components: time-vested restricted stock and PSUs.
For each NEO, 34% of the target long-term incentive value was granted in the form of time-vested restricted stock, which vests ratably in one-third installments over a three-year period from grant. The average closing price per share of the Company’s common stock during the first 15 calendar days of February 2021 was used to determine the number of shares granted to each NEO. The Committee believes that restricted stock awards recognize the cyclicality of the Company’s markets, promote executive retention and build ownership in the Company. Restricted stock also aligns our NEOs’ compensation and Company performance by conditioning a portion of the incentive opportunity upon appreciation of share value.
The remaining 66% of an NEO’s target long-term incentive award for 2021 was granted in the form of PSUs, with the number of units determined in the same manner as the portion granted in restricted stock for each NEO, including the CEO. The PSUs have a performance period of January 1, 2021 through December 31, 2023, and will be paid in shares of the Company’s common stock and earned, if at all, based on the Company’s achievement of two equally-weighted performance goals of (i) Average ROIC2, calculated with reference to the ROIC percentages for each calendar year in the performance period; and (ii) Cumulative EBITDA1 measured over a cumulative three-year performance period. The PSUs are designed to align compensation and Company performance by making our NEOs’ long-term incentive compensation over a three-year performance period contingent upon the Company’s 2021-2023 Average ROIC and Cumulative EBITDA.
In 2021, the Committee approved the following target long-term incentive values for each NEO, to be allocated between restricted stock awards and PSUs:
Name	Target ($)
Robert P. Bauer	$898,000
John F. Kasel(1)	$440,000
William M. Thalman	$275,000
James M. Kempton(2)	$100,000
Patrick J. Guinee	$275,000
Brian H. Kelly	$230,000
Gregory W. Lippard	$200,000
(1)
When Mr. Kasel was appointed President and Chief Executive Officer on July 21, 2021, he was awarded an additional $160,000 in equity value, bringing his total target equity award value for 2021 to $600,000. These awards of restricted stock and PSUs were granted in the same proportion as the grants made in the first quarter of 2021.

(2)	Mr. Kempton resigned from the Company on November 2, 2021, forfeiting his awards.
Based on these target values, the NEOs were awarded the following restricted shares and PSUs:
Name	Restricted Shares	2021-2023 PSUs (at Target)
Robert P. Bauer	18,859	36,608
John F. Kasel(1)	9,240	17,936
William M. Thalman	5,775	11,210
James M. Kempton(2)	2,100	4,076
Patrick J. Guinee	5,775	11.210
Brian H. Kelly	4,830	9,376
Gregory W. Lippard	4,200	8,154
(1)
As a result of Mr. Kasel’s incremental award, he received an additional 3,307 Restricted Shares, and 5,896 Performance Share Units, which are included in this table and reflected in the Summary Compensation Table.

(2)	Mr. Kempton resigned from the Company on November 2, 2021, forfeiting his awards.

The number of PSUs to be earned at the end of the performance period will be determined in accordance with the following formula over the 2021-2023 performance period:
(PSUs awarded (at target) x ROIC Percent of PSUs Earned x 0.50) + (PSUs awarded (at target) x
Cumulative EBITDA Percent of PSUs Earned x 0.50) = Total Earned PSUs
Average ROIC
2021-2023 Average ROIC Achievement Levels and Payout Percentages
Level of Performance	Average ROIC	Percent of PSUs Earned
Below Threshold	Below 9.0%	0%
Threshold	Equal to 9.0%	25%
Target	Equal to 12.0%	100%
Outstanding	Equal to or Greater than 14.0%	200%
Cumulative EBITDA*
Cumulative EBITDA Achievement Levels and Payout Percentages
Level of Performance	Cumulative EBITDA Achieved	Percent of PSUs Earned
Below Threshold (<70%)	$71.9M	0%
Threshold (70%)	$71.9M	35%
Target (100%)	$102.7M	100%
Outstanding (130%)	$133.4M	200%
*	Targets are adjusted to reflect the Company’s divestiture of the Piling Products division in September 2021.
For more information regarding the 2021 PSU and restricted stock awards granted to our NEOs, please see the Summary Compensation Table and Grants of Plan-Based Awards in 2021. Straight line interpolation is used to calculate results that fall between levels in the tables above.
2019-2021 Performance Share Unit Awards
The performance goals applicable to the PSU awards granted to our NEOs in 2019 were equally weighted as Corporate ROIC2 and Cumulative EBITDA1 and were measured over a performance period of January 1, 2019 through December 31, 2021. The formulas applicable to each of the Corporate ROIC and EBITDA CAGR metrics are described on pages 40-44 of our proxy statement filed on April 16, 2020.
Actual Corporate ROIC achievement for the 2019-2021 performance period was derived by averaging the actual ROIC in fiscal years 2019, 2020, and 2021 (12.2%, 9.1%, and 4.7% respectively). The average ROIC over the 2019-2021 performance period was below the minimum threshold at 8.7%, which resulted in no payout of PSUs earned as to this metric. The Cumulative EBITDA achievement for the 2019-2021 performance period was $96.6 million, which resulted in an achievement level of 35.5% of PSUs earned for this metric based on a Cumulative EBITDA target of $96.3 million adjusted to reflect the impact of the Piling Division in 2021 in accordance with the terms of the 2019-2021 LTIP. With equally weighted metrics, the overall payout for the 2019-2021 PSU award was 17.8% of target.
Impact of COVID-19 on the Long-Term Incentive Plan (LTIP)
Although the business results continued to be impacted by the pandemic, the Compensation Committee and the Board of Directors did not make any adjustments to the metrics or payouts of the performance shares of the 2019 – 2021 LTIP, which shares were paid out as earned according to the original performance targets approved by the Committee in 2019 without adjustment or consideration with respect to the effect of the pandemic on business operations or results.
Performance-Based Stock Award Retention Program
An additional performance-based stock award retention program was introduced in 2021 to recognize the significant impact on the business results caused by the global COVID-19 pandemic. The Performance-Based Stock

Award Retention Program was approved and implemented to provide a longer-term method to motivate and retain the NEOs based on successfully driving business results to significantly improve the stock price.
The Program is a five-year program which runs from March 1, 2021 to February 28, 2026. Each of the currently employed NEOs has the opportunity to earn up to 3,333 shares of Company common stock pursuant to the Program. The first 50% of the shares (1,666 shares) may be earned based on achievement of a consecutive thirty (30) day average Nasdaq closing price per share of $25. The second 50% of the shares (1,666 shares) may be earned based on achievement of a consecutive thirty (30) day average Nasdaq closing price per share of $30. Shares may be earned upon achieving the designated stock price goal, but no shares earned may be paid prior to March 1, 2024, and the Program and opportunity to earn the shares expires on February 28, 2026. Mr. Kempton forfeited his award in connection with his departure from the Company, and Mr. Bauer was not a participant in the Program.
2022 Incentive Compensation
In 2022, we revised our approach to our incentive compensation plans and programs with a renewed focus on driving shareholder value by establishing goals that drive stock value, increase profitability, and execute against our long-term strategic plan.
Specifically, in the annual cash incentive plan for 2022, we replaced the working capital management metric with a measure to further increase emphasis on overall profitability. The long-term incentive plan was revised with targets emphasizing progress in each year of the three-year performance period. Finally, we established the new Strategic Transformation Plan (“STP”) under the proposed 2022 Plan, which is a four-year plan based on steadily increasing the value of Company common stock by generating significantly higher levels of profitability by the fourth year of the performance period. The payout opportunity of the STP for the executive team is entirely in performance-based shares that are earned only if the results are achieved. The Contingent Awards made under the STP are described above under “New Plan Benefits” in connection with approval of the 2022 Plan.
Other Compensation Practices
Retirement Plans
The NEOs participate in the Company’s 401(k) and Profit Sharing Plan (“401(k) Plan”), a defined contribution retirement plan, qualifying under Section 401(k) of the Code, which is available to a broad segment of the Company’s employees. The Company’s contributions for 2021 to the 401(k) Plan with respect to our NEOs are included in the Summary Compensation Table (see page 49). Due to the impact of the COVID-19 pandemic on the Company’s results and general business conditions, there were no discretionary profit-sharing contributions made under the 401(k) Plan for 2021.
The Company also maintains a Supplemental Executive Retirement Plan (the “SERP”) under which executive officers may accrue benefits unavailable under the 401(k) Plan because of Internal Revenue Code (the “Code”) limitations. These benefits are also included in the Summary Compensation Table and 2021 Non-Qualified Deferred Compensation table (see pages 49 and 54, respectively).
The Company maintains these retirement plans for retention purposes and to provide a competitive opportunity for the Company’s employees to obtain a secure retirement.
Anti-Hedging and Anti-Pledging Policy
The Company’s Anti-Hedging and Anti-Pledging Policy is explained on page 32 above.
No Employment Agreements
The Company does not currently provide its NEOs with formal employment agreements.
Separation Plan and Change-In-Control Arrangements
The Separation Plan provides severance in the event of both a change-in-control of the Company and a qualifying termination of each currently-employed NEO’s employment. The Committee believes that providing severance in these situations is beneficial to shareholders so that executives may remain unbiased when evaluating a transaction that may be beneficial to shareholders, yet could negatively impact their continued employment with the Company. In the event a participant experiences a qualifying employment termination in connection with a change-in-control of the Company, such participant is entitled to receive the participant’s base salary plus their target annual bonus multiplied by a “Benefit Factor” (subject to execution (and non-revocation) of a release of claims and compliance with confidentiality and one-year non-compete and customer and employee non-solicit obligations).
The participants’ Benefit Factors are as follows:
Benefit Factor
CEO and Senior Vice Presidents	2
Vice Presidents	1
Subject to compliance with the obligations in the release, a participant also will be paid $15,000 for outplacement services, and provided medical, dental, and vision insurance for up to 18 months post-employment. A participant will not be entitled to these payments and benefits under the Separation Plan, unless both: (i) a change-in-control has occurred; and (ii) the participant’s employment has been terminated (involuntarily without “cause” or for “good reason”).
Our PSUs and restricted stock award agreements also include change-in-control provisions. In the event of a change-in-control, the Committee may, in its discretion, determine that PSU awards are deemed earned at a target award level on a pro-rated basis (generally based on the number of months elapsed during the applicable performance period prior to the change-in-control). For restricted stock awards, such awards will only vest if an executive experiences a qualifying termination of employment in connection with a change-in-control (double trigger).
Any payment to a participant that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code will cause the payment to be reduced to an amount, which maximizes the aggregate present value of the payment, without causing any payment to be subject to the limitation of deduction under Section 280G. See pages 58-60 for estimates on the benefits certain NEOs would have received if such person was terminated on December 31, 2021, in connection with a change-in-control.
Stock Ownership Policy
The Company’s Stock Ownership Policy requires our CEO to own stock valued at least 5 times his salary. Senior Vice Presidents are required to own stock valued at least 2.5 times their respective salaries, and Vice Presidents are required to own stock valued at least 1.5 times their respective salaries. The Stock Ownership Policy requires executives to retain 100% of the shares that are earned or that vest (net of tax) at any time while the value of current holdings is below the target requirement. Shares that count toward the requirement include unvested restricted shares, shares acquired through employee benefit plans, and shares held outright by the executive. In cases of hardship, the CEO may recommend to the Committee, and the Committee may grant the executive, permission to sell shares even if the Policy requirement has not been met. The Committee believes that such ownership requirements will discourage executives from taking any excessive long-term risks.
Right of Recovery (Clawback)
The Company has adopted a policy regarding the Committee’s authority to adjust or recover annual incentive or PSU payments or other awards if the Committee finds certain recipients of such awards culpable in connection with an accounting restatement due to material non-compliance with financial reporting requirements.
Other Corporate Plans
The Company also provides certain executive officers with life and long-term disability programs. The incremental cost to the Company of our NEOs’ benefits provided under these programs is included in the Summary Compensation Table (see page 49) for each applicable NEO.
The Company also provides limited perquisites to the NEOs, which may include car allowances or use of a leased car, financial planning services, and membership in athletic or social clubs. The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

Definitions of Footnoted Financial Incentive Measures
1.
Cumulative Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Cumulative Adjusted EBITDA); shall mean with respect to the Company, (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; (f) plus amortization expense; (g) plus and minus adjustments. Adjusted EBITDA is calculated each year of the three-year plan period. The sum of the three years adjusted EBITDA is the Cumulative Adjusted EBITDA result that is measured against the Cumulative EBITDA target.

2.
Return on Invested Capital (ROIC): for a period means, with respect to any calendar year: (A) pre-tax earnings from continuing operations before interest income and interest expense and amortization charges, divided by (B) an average of month-end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles. ROIC shall be expressed as a percentage (%) and calculated annually for the Company for each calendar year in the Performance Period; including the impact from any approved adjustments. The Average ROIC for the performance period shall be calculated by aggregating the ROIC percentages as calculated for each year and dividing by three (3). The ROIC shall be rounded to the nearest tenth of a percent.

3.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA): shall mean with respect to the Company or an Operating Unit, for the Fiscal Year (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; and (f) plus amortization expense; (g) plus and minus adjustments.

4.
Working Capital as a Percentage of Sales (“W/C as a % of Sales”): shall mean with respect to the Company, or as applicable, for an Operating Unit, for the Fiscal Year, the average monthly balances of Inventory and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales. Results shall be determined incorporating approved adjustments.

Included in this Compensation Discussion and Analysis are certain non-GAAP financial measures that management and the Board use to measure the Company’s performance for incentive compensation purposes. Management and the Board believe that these measures, considered along with the corresponding GAAP measures, provide management and investors with useful information in understanding our operating results and related incentive compensation programs, as well as in measuring our operating results against the operating results of other companies.

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other Company filings, including this Proxy Statement, the following Report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE

Robert S. Purgason, Chairman
William H. Rackoff
Dirk Jungé
Bradley S. Vizi

SUMMARY COMPENSATION TABLE – 2021, 2020, 2019
The following table sets forth information regarding compensation of the Company’s NEOs for the years 2021, 2020, and 2019:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
John F. Kasel President and CEO(3)	2021	$489,956	—	$678,808	$314,386	$87,755(4)	$1,570,905
	2020	$441,461	$26,488	$396,017	$152,569	$74,829	$1,091,364
	2019	$364,413	—	$298,003	$157,454	$68,912	$888,782

Robert P. Bauer Former President and CEO(5)	2021	$586,505	—	$940,166	$468,987	$977,054(6)	$2,972,712
	2020	$636,583	$63,500	$990,052	$365,760	$105,398	$2,161,293
	2019	$635,000	—	$844,288	$511,493	$105,108	$2,095,889

William M. Thalman Senior Vice President and Chief Financial Officer(7)	2021	$283,333	—	$602,878	$149,600	$26,617(8)	$1,062,428

James M. Kempton Former Controller and Principal Accounting Officer (9)	2021	$180,820	—	$161,577	—	$18,533(10)	$360,930
	2020	$185,782	$6,502	$84,150	$37,454	$16,853	$330,741

Patrick J. Guinee Senior Vice President, General Counsel and Corporate Secretary	2021	$322,932	—	$344,790	$129,172	$45,827(11)	$842,721
	2020	$324,278	$14,532	$227,700	$83,704	$47,356	$697,570
	2019	$319,411	—	$198,651	$130,060	$47,776	$695,898

Brian H. Kelly, Senior Vice President, HR and Administration	2021	$297,707	—	$298,686	$119,083	$64,502(12)	$779,978
	2020	$299,196	$13,396	$227,700	$77,166	$59,719	$677,177
	2019	$293,196	—	$198,651	$119,901	$58,404	$670,152

Gregory W. Lippard Senior Vice President - Rail	2021	$313,725	—	$266,294	$125,748	$50,702(13)	$756,469
	2020	$291,041	$11,611	$198,017	$78,306	$46,203	$625,178
	2019	$287,295	—	$173,826	$130,664	$105,709	$697,494
(1)
For 2021, the amounts represent the aggregate grant date fair value of the 2021-2023 LTIP awards computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). This grant consists of a combination of restricted stock and PSUs. For a discussion of valuation assumptions, see Note 15 of the Company’s 2021 Consolidated Financial Statements in the Company’s 2021 Form 10-K. The 2021 amounts listed in this table use the closing price per share of the Company’s common stock on February 26, 2021 of $16.95 and for the PSUs, the amounts are based on target performance. Maximum opportunity for PSUs is $1,241,010 for Mr. Bauer (however, under his Retirement Agreement, Mr. Bauer is entitled to only 1/3 of this award due to his retirement on December 31, 2021); $608,030 for Mr. Kasel; $382,709 for Mr. Thalman; $138,176 for Mr. Kempton; $380,019 for Mr. Guinee; $317,846 for Mr. Kelly; and $276,421 for Mr. Lippard. Mr. Kempton resigned on November 2, 2021, forfeiting his 2021 equity awards. This also reflects the grant date fair value of 2021 awards pursuant to the 2021-2026 Performance Based Stock Award Retention Program under which the first 50% of shares may be earned based on achievement of a consecutive 30-day average closing stock price per share of $25.00, and the remaining 50% of the shares may be earned based on the achievement of a consecutive 30-day average closing stock price per share of $30.00; no shares earned may be issued prior to March 1, 2024. Value is based on the closing price per share of L.B. Foster common stock on the grant date of March 1, 2021 ($17.07).

For Mr. Thalman, this includes a new hire grant of 15,000 shares of restricted stock on March 1, 2021, using the grant date fair value of $17.07 per share; and for Mr. Kasel, includes a promotional grant on July 21, 2021 of 3,037 restricted shares and 5,896 PSUs using the grant date value of $17.89 per share. The maximum payout for the PSUs granted to Mr. Kasel is twice the target (11,792 shares with a grant date fair value of $210,959).
(2)	Amounts represent cash awards paid under the 2021 Annual Plan. For further information, please see pages 40 - 42.
(3)	Mr. Kasel was appointed President and CEO effective July 21, 2021.
(4)
For Mr. Kasel, the 2021 amount includes: a 401(k) Company match of $11,260; a SERP contribution of $15,161; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; club membership of $31,060; and $14,720 for financial planning services.

(5)	Mr. Bauer resigned as President and CEO effective July 21, 2021, and continued to be employed as Special Advisor to the CEO until he retired on December 31, 2021.
(6)
For Mr. Bauer, the 2021 amount includes: a 401(k) Company match of $9,877; SERP contribution of $29,031; auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; club memberships of $27,104; and $14,720 for financial planning services. The 2021 amount also includes, pursuant to the terms of Mr. Bauer’s Retirement Agreement, the following: (i) a payout of his accrued balance under the SERP as of December 31, 2021 of $403,57 (which amount includes the 2021 SERP contribution noted above), and (ii) the value of restricted stock for which vesting was accelerated on December 31, 2021 of $506,041. The values attributable to Mr. Bauer’s unvested 2020-2022 and 2021-2023 PSUs with respect to which awards and programs Mr. Bauer continues to participate pursuant to his Retirement Agreement are not included in the table because such amounts are indeterminable at this time given that the awards are still subject to the future attainment of performance goals.

(7)	Mr. Thalman was hired and became Senior Vice President and Chief Financial Officer on March 1, 2021.
(8)
For Mr. Thalman, the 2021 amount includes: a 401(k) Company match of $5,667; an auto allowance of $10,000; Company-paid life insurance premium; Company-paid long-term disability premium and club membership of $8,104.

(9)
Mr. Kempton performed the duties of Chief Financial Officer on an interim basis from January 1, 2021, through February 28, 2021, and resigned effective November 2, 2021, forfeiting unvested equity awards and the right to receive his annual cash incentive award.

(10)	For Mr. Kempton, the 2021 amount includes: a 401(k) Company match of $8,991; an auto allowance of $8,577; Company-paid life insurance premium; and Company-paid long-term disability premium.
(11)
For Mr. Guinee, the 2021 amount includes: a 401(k) Company match of $11,282; a SERP contribution of $5,247; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; and $14,720 for financial planning services.

(12)
For Mr. Kelly, the 2021 amount includes: a 401(k) Company match of $8,770; a SERP contribution of $3,931; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; club membership of $20,052; and financial planning services of $14,720.

(13)
For Mr. Lippard, the 2021 amount includes: a 401(k) Company match of $11,400; a SERP contribution; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; and club membership of $20,927.

GRANTS OF PLAN-BASED AWARDS IN 2021
The following table provides information on 2021 non-equity and equity incentive plan awards:
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Kasel		196,492	392,983	785,966	—	—	—	—	—
	2/26/21	—	—	—	5,381	17,936	35,872	—	304,015
	2/26/21	—	—	—	—	—	—	9,240	156,618
	3/1/21	—	—	—	—	3,333	—		56,894
	7/21/21				—	5,896	11,792		104,949
	7/21/21							3,037	54,332

Robert P. Bauer	—	293,117	586,233	1,172,466	—	—	—	—	—
	2/26/21	—	—	—	10,982	36,608	73,216	—	620,506
	2/26/21	—	—	—	—	—	—	18,859	319,660

William Thalman	—	93,500	187,000	374,000	—	—	—	—	—
	3/1/21	—	—	—	3,363	11,210	22,420	—	191,355
	3/1/21	—	—	—	—	—	—	5,775	98,579
	3/1/21	—	—	—	—	3,333	—	—	56,894
	3/1/21	—	—	—	—	—	—	15,000	256,050

James M. Kempton	—	43,000	86,000	172,000	—	—	—	—	—
	2/26/21	—	—	—	1,223	4,076	8,152	—	69,088
	2/26/21	—	—	—	—	—	—	2,100	35,595
	3/1/21				—	3,333	—	—	56,894

Patrick J. Guinee	—	80,733	161,466	322,932	—	—	—	—	—
	2/26/21	—	—	—	3,363	11,210	22,420	—	190,010
	2/26/21	—	—	—	—	—	—	5,775	97,886
	3/1/21	—	—	—	—	3,333	—	—	56,894

Brian H. Kelly	—	74,427	148,854	297,708	—	—	—	—	—
	2/26/21	—	—	—	2,813	9,376	18,752	—	159,923
	2/26/21	—	—	—	—	—	—	4,830	81,869
	3/1/21	—	—	—	—	3,333	—	—	56,894

Greg Lippard	—	79,638	159,276	318,552	—	—	—	—	—
	2/26/21	—	—	—	2,446	8,154	16,308	—	138,210
	2/26/21	—	—	—	—	—	—	4,200	71,190
	3/1/21	—	—	—	—	3,333	—	—	56,894
(1)
These grants reflect awards issued under the 2021 L.B. Foster Executive Incentive as discussed on pages 40-42. Amounts actually paid under this plan to the applicable NEOs for 2021 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	These grants reflect awards of PSUs and performance-based stock awards granted under the Predecessor Plan as discussed on pages 42-44.
(3)
This column includes restricted stock awards granted under the Predecessor Plan as discussed on pages 42-44. This column also includes a new hire restricted stock grant for Mr. Thalman. These shares will vest over 3 years with 1/3 vesting taking place each on the anniversary date of the grant

(4)
Reflects grant date fair value of PSU awards, performance-based stock awards, and restricted stock awards determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures).

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
Our NEOs held no outstanding stock options at fiscal year-end 2021. The following table sets forth information regarding unvested stock awards granted to the NEOs and outstanding as of December 31, 2021:
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John F. Kasel	21,166	$291,033	41,791	$574,626
Robert P. Bauer*	5,566	$76,532	73,174	$1,006,143
William M. Thalman	20,775	$285,656	14,543	$199,966
James M. Kempton**	—	—	—	—
Patrick J. Guinee	11,240	$154,550	22,953	$315,604
Brian H. Kelly	10,295	$141,556	21,119	$290,386
Gregory W. Lippard	8,966	$123,283	18,801	$258,514
*
Mr. Bauer resigned from the position of President, and Chief Executive Officer on July 21, 2021. He remained employed as Special Advisor to the CEO until his retirement on December 31, 2021, when his remaining 36,803 unvested shares of restricted stock were accelerated and vested pursuant to his Retirement Agreement.

**	Mr. Kempton resigned effective November 2, 2021. Unvested equity awards were forfeited.
(1)
This column includes unvested restricted stock awards granted under the LTIP in 2019, 2020, and 2021, a new hire grant for Mr. Thalman, and a promotional grant for Mr. Kasel. The vesting schedule of the restricted stock awards is described below:

Name	Grant Date	Vesting Date	Unvested Restricted Stock
2019 Restricted Stock Awards:
John F. Kasel	02/21/2019	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,901
Patrick J. Guinee	02/21/2019	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,267
Brian H. Kelly	02/21/2019	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,267
Gregory W. Lippard	02/21/2019	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,109
2020 Restricted Stock Awards:
John F. Kasel	2/20/2020	3-year graded vesting; vests 33 1/3% per year over 3-year period	5,023
Patrick J. Guinee	2/20/2020	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,888
Brian H. Kelly	2/20/2020	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,888
Gregory W. Lippard	2/20/2020	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,511
2021 Restricted Stock Awards:
John F. Kasel	2/26/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	9,240
John F. Kasel	7/21/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	3,037
William M. Thalman	3/01/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	5,775
William M. Thalman	3/01/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	15,000
Patrick J. Guinee	2/26/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	5,775
Brian H. Kelly	2/26/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	4,830
Gregory W. Lippard	2/26/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	4,200

This column also includes the 2019-2021 PSU awards granted under the LTIP. These awards were subject to forfeiture after the performance period ended (December 31, 2021) and prior to the distribution date (February 16, 2022) when the underlying performance achievement was certified. The performance attainment for the ROIC metric was 0% and the attainment of the EBITDA CAGR was 70.2%, resulting in an overall payout of 17.8% of target.
Name	Grant Date	Vesting Date	2019-2020 PSUs
2019-2021 Performance Share Unit Awards:
Robert P. Bauer	2/21/2019	3-year performance period ended 12/31/21; achievement certified and shares distributed 02/16/22	5,566
John F. Kasel	2/21/2019	3-year performance period ended 12/31/21; achievement certified and shares distributed 02/16/22	1,965
Patrick J. Guinee	2/21/2019	3-year performance period ended 12/31/21; achievement certified and shares distributed 02/16/22	1,310
Brian H. Kelly	2/21/2019	3-year performance period ended 12/31/21; achievement certified and shares distributed 02/16/22	1,310
Gregory W. Lippard	2/21/2019	3-year performance period ended 12/31/21; achievement certified and shares distributed 02/16/22	1,146
(2)	For restricted stock, PSUs, and performance-based restricted stock awards, values are based on the Company’s December 31, 2021 closing price of $13.75 per share.
(3)
This column reflects the number of unvested 2020 and 2021 PSU awards granted under the LTIP, the 2021 PBSAs, and a promotional grant for Mr. Kasel (for which the performance conditions have not been satisfied) as of December 31, 2021.

(3a)
the 2020-2022 LTIP PSU awards were granted on February 20, 2020. Assuming the achievement of the underlying performance conditions, these PSU awards will be settled and paid in shares of the Company’s common stock in the calendar year immediately following the end of the performance period on a date determined in the Compensation Committee’s discretion, but in no event later than March 15, 2023. The number of shares included for these awards assumes target performance and are as follows: Mr. Bauer 36,566 shares; Mr. Kasel 14,624 shares; Mr. Guinee 8,410 shares, Mr. Kelly 8,410 shares; and Mr. Lippard 7,314 shares. The expected performance attainment for the ROIC portion of this grant as of December 31, 2022 is 0%, the expected attainment of the Cumulative Adjusted EBITDA portion of this grant is 0%.

(3b)
the 2021-2023 LTIP PSU awards were granted on February 26, 2021, and Mr. Kasel’s promotional awards was granted on July 21, 2021. Assuming the achievement of the underlying performance conditions, these PSU awards will be settled and paid in shares of the Company’s common stock in the calendar year immediately following the end of the performance period on a date determined in the Compensation Committee’s discretion, but in no event later than March 15, 2024. The number of shares included for these awards assumes target performance and are as follows: Mr. Bauer 36,608 shares; Mr. Kasel 23,832 shares (including his 2021-2023 LTIP PSU award and his promotional award); Mr. Thalman 11,210 shares; Mr. Guinee 11,210 shares, Mr. Kelly 9,376 shares; and Mr. Lippard 8,154 shares. The expected performance attainment for the ROIC portion of this grant as of December 31, 2022 is 100%, the expected attainment of the Cumulative Adjusted EBITDA portion of this grant is 72.6%.

(3c)
the 2021 PBSAs were granted on March 1, 2021. Assuming achievement of the underlying performance conditions, these PBSA awards will be settled and paid in shares of the Company’s common stock on the date the performance conditions are achieved or on the third anniversary of the award, whichever is later. The number of shares included for these awards are as follows: 3,333 shares each for Messrs. Kasel, Thalman, Guinee, Kelly, and Lippard. The expected performance attainment of this grant is 100%.

(3d)
the 2019-2021 PSU awards that were granted on February 21, 2019 are contained in the Number of Shares or Units of Stock That Have Not Vested and Market Value of Shares or Units of Stock That Have Not Vested columns of this table.

2021 OPTION EXERCISES AND STOCK VESTED
There were no stock options exercised by our NEOs during 2021. The following table discloses the number of stock awards held by our NEOs that vested during 2021.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert P. Bauer	54,476	$818,016
John F. Kasel	10,191	$175,190
James M. Kempton	534	$9,414
William M. Thalman	—	$—
Gregory W. Lippard	6,067	$103,966
Patrick J. Guinee	7,739	$131,911
Brian H. Kelly	7,739	$131,911
(1)
With respect to restricted stock, Mr. Bauer received distributions of, 6,279 shares on February 20, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 5,384 shares on February 21, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 2,558 shares on February 22, 2021 at $17.53 (closing price on that day) per share, 36,803 shares on December 31. 2021 at $13.75 (closing price on that day) per share; Mr. Kasel received distributions of 3,750 shares on February 14, 2021 at $16.40 (closing price on February 12, 2021, the last preceding business day) per share, 2,512 shares on February 20, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day), 1,901 shares on February 21, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 863 shares on February 22, 2021 at $17.53 (closing price on that day) per share; Mr. Kempton received a distribution of 534 shares on February 20, 2021 at $17.63 (the closing price on February 19, 2021, the last preceding business day) per share; Mr. Thalman did not receive any distributions of restricted stock in 2021; Mr. Lippard received a distribution of 2,500 shares on February 14, 2021 at $16.40 (closing price on February 12, 2021, the last preceding business day) per share, 1,256 shares on February 20, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 1,109 shares on February 21, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 512 shares on February 22, 2021 at $17.53 (closing price on that day) per share; Mr. Guinee received a distribution of 3,750 shares on February 14, 2021 at $16.40 (closing price on February 12, 2021, the last preceding business day) per share, 1,444 shares on February 20, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 1,267 shares on February 21, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 544 shares on February 22, 2021 at $17.53 (closing price on that day) per share; and Mr. Kelly received distributions of 3,750 shares on February 14, 2021 at $16.40 (closing price on February 12, 2021, the last preceding business day) per share, 1,444 shares on February 20, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 1,267 shares on February 21, 2021 at $17.63 (closing price on February 19, 2021, the last preceding business day) per share, 544 shares on February 22, 2021 at $17.53 (closing price on that day) per share. With respect to the 2018-2020 PSUs which underlying performance conditions were certified by the Compensation Committee of the Board of Directors as having been achieved and the shares distributed on February 17, 2021, Mr. Bauer received a distribution of 3,452 shares, Mr. Kasel received a distribution of 1,165 shares, Messrs. Kempton and Thalman did not receive a distribution of shares with respect to the 2018-2020 PSUs, Mr. Lippard received a distribution of 690 shares, Mr. Guinee received a distribution of 734 shares, and Mr. Kelly received a distribution of 734 shares, each at $17.82 (closing price on that day). Please see the Outstanding Equity Awards at 2021 Fiscal Year End table for a discussion of the 2019-2021 PSU awards; those underlying performance conditions were certified by the Compensation Committee of the Board of Directors as having been achieved and the shares distributed in 2022.

2021 NON-QUALIFIED DEFERRED COMPENSATION
The following table discloses the contribution, earnings and balances under the Company’s defined contribution plan that provides for the deferred compensation on a non-qualified tax basis:
Name	Registrant Contributions in 2021(1)	Aggregate Earnings in 2021(2)	Aggregate Balance at December 31, 2021(3)
John F. Kasel	$15,161	$1,350	$151,295
Robert P. Bauer	$29,031	$3,600	$403,572
William Thalman	$—	$—	$—
James Kempton	$—	$—	$—
Patrick J. Guinee	$5,247	$367	$41,117
Brian H. Kelly	$3,931	$442	$49,588
Gregory W. Lippard	$4,081	$502	$56,229
(1)	Amounts represent 2021 Company contributions to the SERP, which are included in the “All Other Compensation” column of the Summary Compensation Table as described on page 49.

(2)
Amounts represent interest earned in 2021. In accordance with the SERP, the Company applies interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31, 2021, or a one-year annualized Treasury Bill interest rate as of the last Friday of the year, whichever is higher. For 2021, these rates were .90% and .38%, respectively. The interest rate applied to the benefit in 2021 was .90%. The amounts are not included in the Summary Compensation Table as they are not considered to be “above market” or preferential.

(3)
Amounts represent total SERP balance as of December 31, 2021. Amounts also include Company contributions to the SERP which were reported in the Summary Compensation Table for the fiscal years in which the executive was a NEO: $34,523 (2020) and $39,320 (2019) for Mr. Bauer; $12,434 (2020) and $9,540 (2019) for Mr. Kasel; $6,774 (2020) and $7,897 (2019) for Mr. Guinee; $5,364 (2020) for Mr. Kelly; and $7,374 (2019) for Mr. Lippard. Pursuant to Mr. Bauer’s Retirement Agreement, he became entitled to a distribution of his SERP balance as of December 31, 2021, which was distributed after such date.

Supplemental Executive Retirement Plan (“SERP”)
The SERP is designed primarily for the purpose of providing benefits for a select group of management or highly compensated employees of the Company and its affiliates and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The SERP is an unfunded, unsecured obligation of the Company, the benefits of which will be paid from its general assets.
We established the SERP in order to attract and retain persons that we consider to be important to our success by providing benefits that are not restricted by the statutory limitations imposed on tax-qualified retirement plans by the federal income tax laws. Executives and other eligible individuals are participants in the SERP.
The Compensation Committee has reserved the right to terminate a participant’s participation in the SERP at any time. Additionally, if a participant’s employment with the Company or its affiliates is terminated, or if the Compensation Committee, in its sole discretion, determines that a participant will no longer be a participant, the participant’s participation in the SERP (and such person’s right to accrue any benefits thereunder) will terminate.
The benefit provided under the SERP equals the supplemental retirement contributions credited to the participant’s account under the SERP, if any, as adjusted for interest credits. For each year or portion of a year in which a participant participates in the SERP, the participant may be credited with a matching contribution and/or a profit sharing contribution. The matching contribution is the difference, if any, between (a) the matching contribution that would have been made under the 401(k) Plan if the participant had made elective contributions to such plan sufficient to generate the maximum rate of matching contribution available under such plan, without imposition of any statutory limits imposed on tax-qualified retirement plans by the federal income tax laws and (b) the same amount with the imposition of such limits. The profit sharing contribution is the difference, if any, between (a) the profit sharing contribution that would have resulted if the applicable percentage rate had been applied on the participant’s compensation without regard to any statutory limits imposed on tax-qualified retirement plans by the federal income tax laws and (b) the actual profit sharing contribution allocated to the participant under the 401(k) Plan. The interest credit is applied by the Company each December 31 to the amounts credited to each participant’s bookkeeping account at the greater of (a) a one-year annualized treasury bill interest rate as reported for the last Friday of each year, or (b) calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31 of such year.
The balance in a participant’s bookkeeping account generally becomes distributable, in the form of a lump sum, following the six-month anniversary of a participant’s separation from service due to involuntary termination by the Company (other than for cause) or retirement upon attainment of age 65 (or 55 with the Compensation Committee’s approval). Distributions may commence sooner for participants who are not considered “key employees” under the federal income tax laws and/or in the event of a participant’s death or separation from service due to disability, as defined in the SERP. No benefits are payable under the SERP if a participant terminates employment for any reason other than those specified above.
If a participant is discharged by the Company for cause (i.e., conduct that is injurious to the Company, conduct which intentionally violates either the Company’s written policies or the reasonable directives of the Company’s CEO, or the commission of a felony), such participant’s rights to any benefits under the SERP will be forfeited. If the Compensation Committee determines that a participant is engaged in conduct detrimental to the interests of the Company or has used or is using trade secrets or other confidential information gained while employed with the Company, the Compensation Committee may, upon written notice to the participant, suspend or forfeit the participant’s right to any benefit under the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Change-In-Control
As discussed on page 35 and page 45, the Company has established the Separation Plan in order to retain and motivate its executives to focus on the Company’s successful operation, regardless of any real or perceived threat from a change-in-control. In certain circumstances, the Separation Plan provides for severance payments to our NEOs only upon a qualifying termination of employment in connection with a change-in-control. Certain of our stock and incentive plans and programs, and certain of our retirement plans also include change-in-control provisions or additional benefits upon termination. The following discussion explains the effects of termination, both within and outside of the context of a change-in-control, under the Separation Plan, our stock and incentive plans and programs, and our applicable retirement plans.
The payments and benefits detailed below are in addition to (i) any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis, and (ii) any accumulated vested benefits for each NEO, including those set forth in the 2021 Non-Qualified Deferred Compensation Table.
Termination of Employment - Outside of a Change-in-Control
Termination Provisions Under Our Equity and Annual Compensation Plans and Programs
We provide equity-based and cash-based long-term incentive awards for executives. Please see the Compensation Discussion and Analysis for further details of these programs.
Under the terms of the PSU Awards, in the event an awardee’s employment is terminated during a performance period by reason of death, disability, or retirement (as defined in the Predecessor Plan) on or after the one-year anniversary of the commencement of the applicable performance period, the awardee will be entitled to receive a pro-rated payment for any PSU, if earned, based on the number of complete months served by the awardee during such performance period (or the number of remaining months in the performance period, if the awardee commenced employment after the start of the applicable performance period).
The Executive Annual Incentive Compensation Plan provides that, in the event an awardee terminates employment prior to the actual payment of an award, such awardee generally will not be entitled to any payment except in the event of termination by reason of death, disability, or retirement (as such terms are defined in the Executive Annual Incentive Compensation Plan), in which case the awardee will be entitled to receive a pro-rated award reflecting the awardee’s service during the applicable performance period, subject to the Committee’s certification of the achievement of applicable performance goals, among other matters.
Termination Provisions Under Our SERP
We maintain various retirement programs, including the SERP. There are no additional benefits provided to our NEOs in the event of a termination of employment prior to a change-in-control. Additionally, an executive is not entitled to benefits under SERP if that executive is terminated for “cause” or if the executive terminates employment with the Company, other than pursuant to a retirement (including an early retirement approved by the Company), death, or disability.
Change-In-Control and/or Related Termination of Employment
Change-In-Control Provisions Under the Executive Annual Incentive Compensation Plan
In the event of a Change-in-Control (as defined in the Annual Plan), an awardee will generally be entitled to receive a lump sum cash payment equal to the pro-rated target bonus for the year in which the Change-in-Control occurs, which will be based on the portion of the year that the awardee was employed by the Company prior to the Change-in-Control. The Compensation Committee may, in its sole discretion, determine that an awardee is not entitled to such payment.

Change-In-Control Provisions Under the Key Employee Separation Plan
Cash severance pay. If a NEO’s employment is terminated during the 90-day period prior to, on, or within two years of a change-in-control, either by the executive for good reason or by the Company other than for cause, death, or disability, the executive will receive, in cash as severance pay (in addition to amounts earned by such NEO through the termination date), an amount equal to the product of: the NEO’s benefit factor (as noted on page 46 of this Proxy Statement) times the sum of (x) and (y) below:
(x)	the NEO’s base salary at the annual rate in effect on the termination date, plus
(y)	his target annual bonus opportunity under the Executive Annual Incentive Compensation Plan for the year in which the termination date occurs.
Continuation of medical and welfare benefits. The NEO will receive the same or equivalent medical, dental, and vision benefits (through the payment of the NEO’s COBRA premiums) received at the date of termination until the earlier to occur of: (i) the NEO reaching the age of 65, (ii) the date the NEO is provided similar benefits by another employer, or (iii) the period to which the NEO is entitled to coverage under COBRA (generally, 18 months).
Outplacement Services. The Company will provide a payment of $15,000 to the NEO to cover outplacement assistant services.
Limitations. To the extent that payments would constitute “excess parachute payments” within the meaning of Section 280G of the Code, such payments will be limited to the maximum amount permitted to be paid without causing any payments to be subject to the limitation of deductions under Section 280G of the Code.
Under the Separation Plan, “Change-In-Control” and “Good Reason” are defined as follows (which definition of “Change-in-Control” is substantially similar as such definition in the Predecessor Plan and the Executive Annual Incentive Compensation Plan):
Change-In-Control - shall mean the first to occur, after the effective date of the Separation Plan, of any of the following:
(i)
any merger, consolidation, or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity;

(ii)	the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions;
(iii)
the acquisition of beneficial ownership or control (including, without limitation, power to vote) of a majority of the outstanding common stock of the Company by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act, but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares); or

(iv)
a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board.

Upon the occurrence of a Change-in-Control as provided above, no subsequent event or condition shall constitute a Change-in-Control for purposes of the Separation Plan, with the result that there can be no more than one Change-in-Control under the Separation Plan.
Good Reason - shall mean the Participant’s separation from service by the Participant as a result of the occurrence, without the Participant’s written consent, of one of the following events:
(i)
A material reduction in the Participant’s annual Base Pay (as defined in the Separation Plan) (unless such reduction relates to an across-the-board reduction similarly affecting Participant and all or substantially all other executives of the Company and its affiliates);

(ii)
The Company makes or causes to be made a material adverse change in the participant’s position, authority, duties, or responsibilities which results in a significant diminution in the participant’s position, authority, duties, or responsibilities, excluding any change made in connection with (A) a reassignment to a new job position, or (B) a termination of participant’s employment with the Company for disability, cause, death, or temporarily as a result of participant’s incapacity or other absence for an extended period;
(iii)
A relocation of the Company’s principal place of business, or of participant’s own office as assigned to participant by the Company to a location that increases participant’s normal work commute by more than 50 miles; or

(iv)	Any other action by the Company that constitutes a material breach of the employment agreement, if any, under which participant’s services are to be performed.
In order for participant to terminate for Good Reason, (A) the Company must be notified by participant in writing within 90 days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”), and (C) such termination must occur within 60 days after the expiration of the Notice Period.
Change-In-Control and Termination Provisions Under Our Equity Compensation Programs
Restricted Stock Grants - Restricted Stock awards generally will accelerate and vest only if both a Change of Control occurs prior to the end of the full vesting period and (i) participant experiences an involuntary separation from service by the Company other than due to (A) cause, (B) death, or (C) disability, or the participant terminates for Good Reason within the 90-day period immediately preceding a Change-in-Control, or (ii) the acquiring entity in a Change of Control does not assume awards into a substantially comparable award.
PSU Awards – In the event of a Change-in-Control (as defined in the Predecessor Plan), the Compensation Committee may, in its sole discretion, deem that awardees have earned their respective PSU awards at a target award level; provided that the awardee will only be entitled to a pro-rated portion of shares relating to such award based on the ratio of the number of complete months an awardee is employed or serves during the applicable performance period through the date of Change-in-Control (or the number of originally scheduled remaining months in the performance period if the awardee becomes an employee after the start of the performance period).
The following tables detail the incremental payments and benefits (above those already disclosed in this Proxy Statement) to which the NEOs would have been entitled under each termination of employment and change-in-control scenario, assuming the triggering event occurred on December 31, 2021.
Mr. Bauer resigned his position as CEO on July 21, 2021, and he and the Company entered into a Retirement Agreement related to his transition to serve as Senior Advisor to the Chief Executive Officer from July 21, 2021, through December 31, 2021 (the “Retirement Date”). In consideration of Mr. Bauer’s execution and non-revocation of a general release of claims against the Company (the “Release Agreement”) and his compliance with certain non-compete, non-solicitation, and non-disparagement covenants and other provisions of the Retirement Agreement, as provided under the Predecessor Plan and applicable award agreements, Mr. Bauer received (i) the accelerated vesting, to the extent unvested, of his outstanding restricted stock awards effective on the Retirement Date, (ii) Pro-Rata Vesting (the ratio of the number of complete months Mr. Bauer was employed during the applicable performance period through the Retirement Date to the total number of months in the applicable performance period) of Mr. Bauer’s outstanding PSU awards effective on the Retirement Date to be paid, if earned, subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of the applicable performance period, (iii) payment, if earned, of the annual cash incentive bonus award for the performance period of January 1, 2021 through December 31, 2021, subject to and based on the Company’s attainment of the applicable performance goals as determined after the end of such performance period as provided in the Executive Annual Incentive Compensation Plan and related documents, and (iv) payment of his accrued balance under the Company’s SERP pursuant to an “Early Retirement” as defined therein in accordance with the terms of such plan. Mr. Bauer is not entitled to any separation benefit under the Separation Plan.
Mr. Kempton voluntarily resigned on November 2, 2021, and forfeited all unvested restricted stock awards, PSU awards for which the performance periods had not been completed, and payment of any 2021 Annual Plan cash incentive award. He is not entitled to any separation benefit under the Separation Plan. The following tables detail the incremental payments and benefits (above those already disclosed in this Proxy Statement) to which the NEOs would have been entitled under each termination of employment and change-in-control scenario, assuming the triggering event occurred on December 31, 2021:

John F. Kasel	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$314,386	$314,386	$314,386	$1,855,966
Benefits Continuation(3)					$23,655
Equity Awards (Unvested)		$0	$0	-$0	$243,300(6)	$0(5)
Outplacement Services					$15,000
SERP(4)	$151,295	$151,295	$151,295	$151,295	$151,295
Totals	$151,295	$465,681	$465,681	$465,681	$2,289,216	$0
Robert P. Bauer	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason(1)	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$468,987	$468,987	$468,987	—
Benefits Continuation (3)					—
Equity Awards (Unvested)		$0(5)	$0(5)	$506,041(5)	$0(6)	$0(5)
Outplacement Services					$0
SERP(4)	$403,572	$403,572	$403,572	$403,572	$403,572
Totals	$403,572	$872,559	$872,559	$1,378,600	$403,572	$0
William Thalman	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$149,600	$149,600	$149,600	$1,054,000
Benefits Continuation(3)					$33,774
Equity Awards (Unvested)		$0(5)	$0(5)	$0(5)	$51,379(6)	$0(5)
Outplacement Services					$15,000
SERP(4)	$0	$0	$0	$0	$0
Totals	$0	$149,600	$149,600	$149,600	$1,154,153	$0
Patrick J. Guinee	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$129,172	$129,172	$129,172	$986,796
Benefits Continuation(3)					$33,774
Equity Awards (Unvested)		$0(5)	$0(5)	$0(5)	$128,470(6)	$0(6)
Outplacement Services					$15,000
SERP(4)	$41,117	$41,117	$41,117	$41,117	$41,117
Totals	$41,117	$170,289	$170,289	$170,289	$1,205,157	$0

Brian H. Kelly	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$119,083	$119,083	$119,083	$893,122
Benefits Continuation(3)					$33,774
Equity Awards (Unvested)		$0(5)	$0(5)	$0(5)	$120,064(6)	$0 (6)
Outplacement Services					$15,000
SERP(4)	$49,588	$49,588	$49,588	$49,588	$49,588
Totals	$49,588	$168,671	$168,671	$168,671	$1,111,548	$0
Gregory W. Lippard	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$125,748	$125,748	$125,748	$955,656
Benefits Continuation(3)					$33,774
Equity Awards (Unvested)		$0(5)	$0(5)	$0(5)	$104,417(6)	$0 (6)
Outplacement Services					$15,000
SERP(4)	$56,229	$56,229	$56,229	$56,229	$56,229
Totals	$56,229	$181,977	$181,977	$181,977	$1,165,076	$0
(1)
A lump sum cash payment equal to the applicable Benefit Factor multiplied by: (i) Participant’s Base Pay in effect as of the Date of Termination; plus (ii) the Participant’s target annual bonus opportunity under the L.B. Foster Company Executive Annual Incentive Compensation Plan, or any successor executive annual bonus plan thereto, for the year in which the Date of Termination occurs. The Separation Plan provides that certain severance payments will be cut back to amounts that do not exceed each NEO’s respective safe harbor limit, as defined under the golden parachute rules of Code Section 280G, however, the amounts reflected in the table show full payout value and assume no cut back. In the cases of Messrs. Bauer and Kempton, they are not entitled to any separation benefits under the Separation Plan as described.

(2)	The “Lump Sum Severance” amounts under the categories of death, disability and retirement are payouts related to the Executive Annual Incentive Compensation Plan.
(3)
Under the Separation Plan, these benefits consist of continued medical, dental and vision benefits as described above. Benefits continuation is the cost of COBRA for the Company based on each NEO's benefit elections as of December 31, 2021.

(4)
Payout of the SERP other than for retirement assumes the following: the NEO was terminated due to involuntary termination by the Company (other than for cause), death or disability. A SERP benefit payout would not be paid to a NEO that terminated voluntarily for any reason other than a qualified retirement per definition in the Separation Plan.

(5)
This includes PSU award values that would be calculated in the “Non-Change-in-Control” situations of death, disability and retirement. These values represent the pro rata portion of the anticipated award earned at the end of the performance period compared to target based on the number of complete months served by the awardee during the entire performance period. For Mr. Bauer, this includes the fair market value of the accelerated vesting of 36,803 restricted shares upon his retirement on December 31,2021 of $13,75 per share.

(6)	Assumes PSUs vesting at target and pro-rated for months elapsed as of December 31, 2021 for the thirty-six month performance period, using the closing price per share on December 31, 2021 of $13.75.

RATIO OF ANNUAL COMPENSATION FOR THE CEO TO OUR MEDIAN EMPLOYEE
We are required to disclose the ratio of compensation of our principal executive officer (CEO) to our median employee’s annual total compensation. Mr. Bauer served as CEO from January 1, 2021, to July 21, 2021, on which date Mr. Kasel assumed that role through December 31, 2021. Since two individuals served as our CEO during 2021, we combined the annual total compensation of each of Messrs. Bauer and Kasel pursuant to an instruction in Item 402(u) of Regulation S-K in order to arrive at the annual total compensation for the CEO set forth below. The values are as follows for 2021:
Mr. Bauer and Mr. Kasel prorated total annual compensation:	$1,910,721
Median Employee total annual compensation:	$64,622
Ratio of Median Employee’s Compensation to Mr. Bauer and Mr. Kasel:	30:1
Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, the Company may identify its median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year, provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our 2020 pay ratio disclosure. The Company has reviewed the change in its employee population and employee compensatory arrangements and, based on that review, determined that here has been no change in our employee population or employee compensatory arrangements that would significantly impact our 2020 pay ratio disclosure and require us to identify a new median employee. As a result, the Company has re-identified the same median employee as it did in its 2020 pay ratio disclosure.
In accordance with the SEC rules, the Company undertook the process of identifying a median employee for the purposes of our 2020 pay ratio disclosure by using our employee population as of December 31, 2020 of 986 employees reflecting a full fiscal and calendar year of compensation, and analyzing 2020 year-end earnings using tax forms W2 (U.S.), T4 (Canada), and P60 (U.K.) for all employees, excluding our CEO. Once we identified our median employee for purposes of this pay ratio disclosure, that employee’s total compensation was calculated using the same methodology required for disclosure of compensation to the CEO in 2021, under the requirements established by the SEC, for the Summary Compensation Table.
The pay ratio reported above is calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. Similarly, except as described above, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or to determine annual total compensation or any elements of annual total compensation for our median employee or the CEO.

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee is responsible for the appointment, compensation, and retention of the Corporation’s independent registered public accountants. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2021. The Audit Committee’s Charter is available on the Company’s website (www.lbfoster.com). The Audit Committee held five meetings during the 2021 fiscal year.
Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2021, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.
The Audit Committee met and held discussions with Ernst & Young LLP (“Ernst & Young”) who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and Ernst & Young’s judgment regarding these matters. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence. The Audit Committee concluded that Ernst & Young’s independence had not been impaired.
The Audit Committee discussed with the Company’s internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed the results of Ernst & Young’s quarterly review procedures with the Company’s CEO, CFO, and Controller and with Ernst & Young prior to the Company’s release of quarterly financial information.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
AUDIT COMMITTEE
Diane B. Owen, Chair
William H. Rackoff
Raymond T. Betler

ADDITIONAL INFORMATION
Management is not aware, at this time, of any other matters to be presented at the Annual Meeting. If, however, any other matters should come before the meeting or any postponement or adjournment thereof, the proxies will be voted at the discretion of the proxy holders.
If you wish to present a proposal for possible inclusion in our Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the SEC’s rules, you must send the proposal to: Patrick J. Guinee, Senior Vice President, General Counsel, and Corporate Secretary, L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220. Shareholder proposals for inclusion in our Proxy Statement for the Annual Meeting of Shareholders to be held in 2023 must conform to the requirements of Rule 14a-8 of the Exchange Act and be received by the Corporate Secretary of the Company on or before December 22, 2022.
Shareholders who wish to bring business before or nominate a person for election as a director at the Company’s 2023 Annual Meeting of Shareholders (other than through a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act) must notify the Corporate Secretary of the Company in writing and provide the information required by the provision of our Bylaws dealing with advanced notice nominations and shareholder proposals. The notice must be delivered to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day (March 4, 2023) nor earlier than the close of business on the 120th day (February 2, 2023) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2023 Annual Meeting or (ii) the 7th day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to L.B. Foster at its principal executive offices no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2023 Annual Meeting of Shareholders, no later than April 3, 2023). However, if the date of the 2023 Annual Meeting of Shareholders is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting of Shareholders or the 10th calendar day following the day on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made by the Company.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available to shareholders. A shareholder may obtain a copy of such Annual Report, including the financial statements and the financial statement schedules, free of charge on our website at www.lbfoster.com or by writing to the Investor Relations Department, L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address with the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from such shareholders. Once shareholders have received notice from their broker that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent.
If, at any time, shareholders wish to begin, or no longer wish to participate in householding, they should notify their broker if shares are held in a brokerage account. Shareholders of record may request to begin or discontinue householding in the future by contacting our transfer agent, Broadridge, at 1-866-540-7095, by mail to Broadridge; ATTN: Householding Department; 51 Mercedes Way, Edgewood, NY 11717. Upon written or oral request, a separate copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to a shareholder at a shared address to which a single copy of the documents was delivered. Any such request should be addressed to: Investor Relations Dept., L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, or may be made by calling the Company at (412) 928-3417.
Pittsburgh, Pennsylvania
April 21, 2022

Appendix
L.B. FOSTER COMPANY
2022 EQUITY AND INCENTIVE COMPENSATION PLAN
1. Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain Consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
2. Definitions. Except as otherwise provided herein, the following are the definitions used in this Plan:
(a) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
(b) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(c) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(d) “Board” means the Board of Directors of the Company.
(e)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.
(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.
(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan. Each member of the Committee shall qualify as (i) an “independent” director under the applicable definition of the Nasdaq Stock Market or other securities exchange upon which the Common Stock is listed and (ii) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.
(i) “Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(j) “Company” means L.B. Foster Company, a Pennsylvania corporation, and its successors.
(k) “Consultant” means a natural person that provides bona fide services to the Company and/or its Affiliates; provided, however, that a Consultant shall not include a person whose services are in connection with the offer or sale of the Company’s securities in a capital-raising transaction including, directly or indirectly, the promotion or maintenance of a market for the Company’s securities.
(l) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(m) “Director” means a member of the Board.
(n) “Disability” means permanently and totally disabled as defined in Section 22(e)(3) of the Code (or any successor section); provided, however, if an award is subject to Section 409A of the Code (and not excepted therefrom) and a Disability is a distribution event under Section 409A for purposes of the award, the foregoing definition of Disability shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event qualifies as a Disability within the meaning of Treasury Regulation §1.409A-3(i)(4)(i).
(o) “Effective Date” means the date this Plan is approved by the Shareholders.

(p) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an award granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(r) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
(s) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the Common Stock is not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the trading day before which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(t) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(u) “Option Price” means the purchase price payable on exercise of an Option Right.
(v) “Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.
(w) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a Consultant.
(x) “Performance Objectives” means one or more of the financial and/or operational performance goals or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan and include, but are not limited to, objectives related to cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; days sales outstanding on receivables; capital expenditures; debt; debt reduction; working capital (including as a percentage of sales); return on investment; return on sales; return on invested capital; net or gross sales; economic profit; gross profit on sales; material gross profit (gross profit on material portion of sales); performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax); purchase variance; delivery variance; quality; customer satisfaction; comparable site sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity or capital employed; total shareholder return or relative increases to shareholder return; return on capital; return on assets or net assets; revenue; revenue growth; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation and amortization; pre-tax income (including on an as-adjusted basis); operating profit or net operating profit; non-performing assets; asset sale targets; value of assets; employee retention/attrition rates; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; gross margin, operating margin or profit margin; margin growth; completion of acquisitions, business expansion, product diversification, and new or expanded market penetration; growth or growth rate; employee recruitment, engagement, retention and satisfaction; diversity; environmental and social measures; human resources management, and any combination of the foregoing, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and any of which may be measured either in absolute terms, relative to a pre-established target, as compared to any incremental increase, as compared to previous years’ results or as compared to results of a designated comparison group. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the goals or actual levels of achievement regarding the Performance Objectives, in whole or in part, as the Committee deems appropriate and equitable.
(y) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Performance Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(z) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan, and may be payable in cash, Common Stock or a combination thereof.
(aa) “Performance Unit” means a bookkeeping entry award granted pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee, and may be payable in cash, Common Stock or a combination thereof.
(bb) “Plan” means this L.B. Foster Company 2022 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.
(cc) “Predecessor Plan” means the L.B. Foster Company 2006 Omnibus Incentive Plan As Amended and Restated on May 24, 2018.
(dd) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.
(ee) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.
(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(gg) “Retirement” or “Retire” means retirement of a Participant as determined and authorized by the Committee.
(hh) “Separation from Service” and “Separate from Service” shall mean a Participant’s death, Retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Sections 414(b) and 414(c) of the Code) that constitutes a “separation from service” within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1),(2) and (3) of the Code and Treasury Regulation §1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treasury Regulation §1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any award or benefit, in accordance with the guidance issued under Section 409A of the Code. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A of the Code.
(ii) “Shareholder” means an individual or entity that owns one or more shares of Common Stock.
(jj) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(kk) “Subsidiary” means a corporation, company or other entity (i) of which more than 50% of the outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(ll) “Substitute Award” means awards made in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with the Company or any Subsidiary, as provided in Section 22 of this Plan.
(mm) “Termination for Cause” or “Cause” means: (i) willful neglect of or material failure to properly perform the duties and responsibilities assigned to a Participant or the material failure of a Participant to comply with proper directives of such Participant’s supervisor(s) or the Board, as applicable; (ii) an act of dishonesty or disloyalty relating to the business and affairs of the Company and/or its Subsidiaries or their relationship with their respective employees, suppliers, customers or others having a business relationship with the Company and/or its Subsidiaries; (iii) conviction of a crime involving fraud, theft, intentional dishonesty, moral turpitude or similar conduct; (iv) misappropriation of any funds or property of the Company and/or its Subsidiaries or actions which are inconsistent with a Participant’s fiduciary obligations to the Company and/or its Subsidiaries; (v) material failure to abide by any of the Company’s and/or its Subsidiaries’ policies; or (vi) any other action or course of conduct by a Participant which has or reasonably can be expected to have a material adverse effect on the Company and its Subsidiaries, and their respective businesses or affairs. The Committee shall make all determinations of whether a Participant was Terminated for Cause and any such determination shall be final and conclusive.
(nn) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.
3. Shares Available Under this Plan.
(a) Maximum Shares Available Under this Plan.
(i)  Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed, in the aggregate, (x) 765,000 shares of Common Stock, plus (y) the total number of shares of Common Stock remaining available for awards under the Predecessor Plan (but not reserved for outstanding awards under the Predecessor Plan) as of the Effective Date plus (z) the shares of Common Stock that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
(ii) Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.
(b) Share Counting Rules.
(i) Except as provided in Section 22 of this Plan or in this Section 3(b), if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii) If, after the Effective Date, any Common Stock subject to an award granted under the Predecessor Plan is forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.
(iii) Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.
(iv) If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.
(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 765,000 shares of Common Stock.
(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted aggregate compensation, in the form of cash and/or equity, for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.
(e) Minimum Vesting Requirement. Except in the case of Substitute Awards and Cash Incentive Awards, awards granted under this Plan to Participants shall either be subject to a minimum vesting or minimum performance period, in the case of Performance Shares and Performance Units, of one year. Notwithstanding the foregoing or any other provision of this Plan, (i) the Committee may authorize acceleration of vesting or continued vesting of such awards in the event of the Participant’s death, disability, termination of employment or service or the occurrence of a Change in Control, (ii) the Committee may exercise its authority under Section 18(c) at any time following the grant of an award, (iii) the Committee may grant awards without the above-described minimum requirements with respect to awards covering up to 5% of the aggregate number of shares authorized for issuance under this Plan, and (iv) with respect to awards granted to non-employee Directors, the vesting of such awards will be deemed to satisfy the minimum vesting requirement to the extent that the awards vest based on the approximate one-year period beginning on each regular annual meeting of the Company’s shareholders and ending on the date of the next regular annual meeting of the Company’s shareholders (provided, however, that such approximate one-year period with respect to awards granted to non-employee Directors may not be less than 50 weeks).
4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company or some or all of the shares of Common Stock to which such exercise relates.
(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Subject to Section 3(e), any grant may provide for continued vesting or the earlier vesting of such Option Rights, and any other terms consistent with the terms of this Plan.
(f) Any grant of Option Rights may specify Performance Objectives regarding the vesting of such rights.
(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(i) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5. Appreciation Rights.
(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.
(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Subject to Section 3(e), any grant may provide for continued vesting or the earlier vesting of such Appreciation Rights, and any other terms consistent with the terms of this Plan.
(iii) Any grant of Appreciation Rights may specify Performance Objectives regarding the vesting of such Appreciation Rights.
(iv) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
(c) Also, regarding Appreciation Rights:
(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and
(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.
6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described (including Section 6(g) of this Plan).
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Performance Objectives referred to in Section 6(e) of this Plan.
(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e) Any grant of Restricted Stock may specify Performance Objectives regarding the vesting of such Restricted Stock.
(f) Subject to Section 3(e), Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, and any other terms consistent with the terms of this Plan.
(g) Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Performance Objectives) during the Restriction Period as the Committee may specify.
(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c) Subject to Section 3(e),Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, and any other terms consistent with the terms of this Plan.
(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.
(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.
(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or cash amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b) The Performance Period with respect to each grant of a Cash Incentive Award, Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which, subject to Section 3(e), may be subject to continued vesting or earlier lapse or other modification, and such grants may provide for any other terms consistent with the terms of this Plan.
(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Performance Objectives regarding the earning of the award.
(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.
(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents shall be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.
(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.
(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.
(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c) The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 shall be deferred until and paid contingent upon the earning and vesting of such awards.
(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f) Subject to Section 3(e), awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, and any other terms consistent with the terms of this Plan.
10. Administration of this Plan.
(a) This Plan will be administered by the Committee; provided, that, at the discretion of the Board, the Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties so delegated to the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan and (ii) determine the size of any such awards; provided, however, that the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act) or a Director.
11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described in this Section 11.
12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan or as otherwise provided in another plan or agreement applicable to the Participant, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a) the consummation of any merger, consolidation or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity;
(b) the sale of all or substantially all of the Company’s and its Subsidiaries’ assets in a single transaction or a series of related transactions;
(c) the acquisition of beneficial ownership or control, directly or indirectly, through one transaction or a series of transactions (including, without limitation, power to vote) of a majority of the outstanding shares of Common Stock of the Company by any “person” as such term is defined under Sections 13(d) and 14(d) of the Exchange Act (but excluding the Company, any Subsidiary, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of Stock); or
(d) a contested election of Directors, including with respect to Directors elected under any proxy access procedures included in the Company’s organizational documents, as a result of which or in connection with which the persons who were Directors of the Company before such election or nominees approved by the Board for election to the Board cease to constitute a majority of the Board.
13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.
14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.
15. Transferability.
(a) Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of

Common Stock required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The Committee may also provide for automatic and mandatory withholding of shares of Common Stock from an award by the Company in connection with the Participant’s satisfaction of such obligations. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.
17. Compliance with Section 409A of the Code.
(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.
(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.
(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Stock is not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to approval by the Shareholders and will not be effective unless and until such approval has been obtained.
(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without approval by the Shareholders. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.
(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Pennsylvania.
20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made after the Effective Date under the Predecessor Plan provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable.

21. Miscellaneous Provisions.
(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f) No Participant will have any rights as a Shareholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.
(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
22. Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under Section 22(a) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Section 22(a) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan pursuant to the share recycling provisions set forth in Section 3(b) of this Plan.

L.B. FOSTER COMPANY
415 HOLIDAY DRIVE, SUITE 100
PITTSBURGH, PA 15220-2729
ATTN: INVESTOR RELATIONS

SCAN TO VIEW MATERIALS & VOTE

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L.B. FOSTER COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Raymond T. Betler
02) Dirk Jungé
03) John F. Kasel
04) John E. Kunz
05) Diane B. Owen
06) Robert S. Purgason
07) William H. Rackoff
08) Suzanne B. Rowland
09) Bruce E. Thompson

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratify appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2022.	☐	☐	☐
3. Advisory approval of the compensation paid to the Company's named executive officers for 2021.	☐	☐	☐
4. Approval of the Company's 2022 Equity and Incentive Compensation Plan.	☐	☐	☐

NOTE: The proxies are also authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

To attend the virtual meeting, log in to www.virtualshareholdermeeting.com/FSTR2022 where you must enter your control number found on your proxy card, voter instruction form, or Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

D80082-P66490

ANNUAL MEETING OF SHAREHOLDERS
June 2, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Raymond T. Betler and John F. Kasel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of L.B. Foster Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Eastern Daylight Time on June 2, 2022, virtually at www.virtualshareholdermeeting.com/FSTR2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED REPLY ENVELOPE